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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CENTERPOINT ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CenterPoint Energy, Inc.
Notice of Annual Meeting of Shareholders
to be held on May 25, 2006
and Proxy Statement

Notice of Annual Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend the 2006 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE	9:00 a.m. Central Time on Thursday, May 25, 2006

PLACE	The auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS	• elect three Class I Directors for three-year terms;

• ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2006;

• reapprove the material terms of the performance goals under our Short Term Incentive Plan to allow certain awards to continue to qualify as performance- based compensation deductible under Internal Revenue Code Section 162(m);

• reapprove the material terms of the performance goals under our Long-Term Incentive Plan to allow certain awards to continue to qualify as performance- based compensation deductible under Internal Revenue Code Section 162(m);

• consider one shareholder proposal, if presented at the meeting; and

• conduct other business if properly raised.

RECORD DATE	Shareholders of record at the close of business on March 27, 2006 are entitled to vote.

PROXY VOTING	Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell
Executive Vice President,
General Counsel and
Corporate Secretary
Dated and first mailed
to shareholders
on April 20, 2006

CENTERPOINT ENERGY, INC.
1111 Louisiana
Houston, Texas 77002
(713) 207-1111
For deliveries by U.S. Postal Service:
P.O. Box 4567
Houston, Texas 77210-4567
PROXY STATEMENT
Voting Information

Who may vote?	Shareholders recorded in our stock register on March 27, 2006 may vote at the meeting. As of that date, there were 311,340,937 shares of our common stock outstanding. Each share of common stock has one vote.

How do I vote?	Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you give us your proxy but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the reapproval of the material terms of the performance goals of both our Short Term Incentive Plan and our Long-Term Incentive Plan, in favor of the ratification of independent auditors and against the shareholder proposal, if presented. If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you mark the proxy card to withhold that authority.

What if I change my mind after I have voted?	You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Do I need a ticket to attend the meeting?	If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

What constitutes a quorum?	In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

What vote is required to approve each of the proposals?	Following the rule under Texas law applicable unless a corporation’s articles of incorporation or bylaws otherwise provide, CenterPoint Energy’s directors are elected by a plurality of the votes cast, meaning that the candidates who receive the most votes are elected to fill the open seats. Ratification of the appointment of independent auditors, reapproval of the material terms of the performance goals under the Short Term Incentive Plan and reapproval of the material terms of the performance goals under the Long-Term Incentive Plan each requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes count for quorum purposes, but they do not affect the outcome of the vote on the reapproval of the material terms of the performance goals of the Short Term Incentive Plan or the Long-Term Incentive Plan or the ratification of the appointment of independent auditors. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Information About Directors	Our Board of Directors is divided into three classes having staggered terms of three years each. The term of office of the directors in Class I expires at this year’s meeting. The terms of office of the Class II and Class III directors will expire in 2007 and 2008, respectively. At each annual meeting of shareholders, directors are elected to succeed the class of directors whose term has expired.

If any nominee becomes unavailable for election, your Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Information about each of the nominees and the continuing directors is set forth below. Under our bylaws, a director must step down from the Board at the annual meeting following the date he or she reaches age 70, unless the Board determines that the member has special skill, experience or distinction having value to CenterPoint Energy and not readily available or transferable. In February 2006, the Board made such a determination as to current directors John T. Cater and Thomas F. Madison, which will allow them to complete their current terms.

Nominees for Class I Directors— Term Expiring 2009	Derrill Cody, age 67, has been a director since 2003. Mr. Cody is presently of counsel to the law firm of Tomlinson & O’Connell in Oklahoma City, Oklahoma since December 2005. Prior to that, he was of counsel to the law firm of McKinney & Stringer, P.C. in Oklahoma City, Oklahoma from 1990. Mr. Cody also serves as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP. He previously served as Executive Vice President of Texas Eastern Corporation and as Chief Executive Officer of Texas Eastern Gas Pipeline Company from 1987 to 1990.

David M. McClanahan, age 56, has served as a director and as President and Chief Executive Officer of CenterPoint Energy since 2002. He served as Vice Chairman of our predecessor company from October 2000 to September 2002 and as President and Chief Operating Officer of its Delivery Group from 1999 to September 2002. Previously, he served as President and Chief Operating Officer of our predecessor company’s HL&P division from 1997 to 1999. He has served in various executive officer capacities with us since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

Robert T. O’Connell, age 67, has been a director since 2004. Mr. O’Connell is a business consultant focusing on financial, strategic and business development matters. Residing in Boston, Massachusetts, he has been a board member of Commonwealth Corporation and a member of the Boston Finance Commission, two Massachusetts public service entities, since 2003. From 1997 to 2003, he served as a director of RWD Technologies, Inc. and as its Senior Vice President of Strategic Business Planning from August 1997 to July 2000 and its Chief Financial Officer and Senior Vice President of Strategic Business Planning from August 2000 to June 2001. Mr. O’Connell served as Senior Vice President and Chief Staff Officer of EMC Corporation from 1995 to 1997. Between 1965 and 1994, Mr. O’Connell held several positions in General Motors Corporation, including Chief Financial Officer of General Motors Corporation from 1988 to 1992 and Chairman of General Motors Acceptance Corporation from 1992 to 1994.

Continuing Class II Directors— Term Expiring 2007	Donald R. Campbell, age 65, has been a director since 2005. Mr. Campbell is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, Inc., a NASDAQ-listed regional investment banking firm. He served on the board of directors of Sanders Morris Harris until May 2004. He previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group. Mr. Campbell also previously served as a director of Texas Genco Holdings, Inc. and as the chairman of its audit committee, from March 2003 until December 2004.

Milton Carroll, age 55, has been a director since 1992 and Chairman since September 2002. Mr. Carroll is Chairman of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Healthcare Service Corporation and a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, and of EGL, Inc.

John T. Cater, age 70, has been a director since 1983. Mr. Cater is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 2000, he was Chairman of Compass Bank-Houston. He previously served as President of Compass Bank-Houston, as Chairman and Chief Executive Officer of River Oaks Trust Company, and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

Michael E. Shannon, age 69, has been a director since 2003. He has been President of MEShannon & Associates, Inc., a private firm specializing in corporate financial advisory services and investments, since 2000. He served as Chairman of the Board and Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemical company) from 1996 until his retirement in January 2000. Prior to that, he held senior management positions with Ecolab, Inc., Republic Steel Corporation and Gulf Oil Corp. Mr. Shannon is a director of Apogee Enterprises, Inc., The Clorox Company, and NACCO Industries, Inc.

Continuing Class III Directors— Term Expiring 2008	O. Holcombe Crosswell, age 65, has been a director since 1997 and was a director of NorAm Energy Corp. and the predecessor of a division of that company from 1986 until we acquired that company in 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

Janiece M. Longoria, age 53, has been a director since 2005. Ms. Longoria is a partner in the law firm of Ogden, Gibson, White, Broocks & Longoria, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as a commissioner of the Port of Houston Authority since 2002 and previously served as the treasurer and a director of the Houston Convention Center Hotel Corporation from 1999 to 2004.

Thomas F. Madison, age 70, has been a director since 2003. He has served as President and Chief Executive Officer of MLM Partners, a small business consulting and investments company in Minneapolis, since 1993. He previously served as President of US West Communications-Markets until December 1992. He later served as Vice Chairman of Minnesota Mutual Life Insurance Company until September 1994, Chairman of Communication Holdings, Inc. until March 1999, and as an advisory director of a natural gas distribution unit of our company. He is currently a director of Valmont Industries, Inc., Banner Health System, Delaware Group of Funds, Digital River, Inc. and Rimage Corporation.

Peter S. Wareing, age 54, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi and Chairman of the Board of Union Ice Company, Ltd., in Los Angeles, California. He is also the Vice Chairman of the Board of Nordic Cold Storage, LLC, in Atlanta, Georgia as well as an officer and director of several other privately owned family entities. He also currently serves on the Houston Region Advisory Board of JPMorgan Chase Bank and is a trustee of Texas Children’s Hospital in Houston.

Board Organization and Committees; Other Governance Provisions	Your Board of Directors oversees the management of the business and affairs of our company. The Board appoints committees to help carry out its duties. Last year, the Board met 13 times and the committees met a total of 27 times. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which he or she served. The following table sets forth the committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2005:

	Audit	Finance	Compensation	Governance
Director	Committee	Committee	Committee	Committee

Donald R. Campbell	•		•

Milton Carroll			•	+

John T. Cater			+	•

Derrill Cody			•	•

O. Holcombe Crosswell	•			•

Janiece M. Longoria	•	•

Thomas F. Madison		•	•

Robert T. O’Connell	•	+

Michael E. Shannon	+	•

Peter S. Wareing		•		•

Number of Meetings Held in 2005	10	7	5	5

(+) Denotes Chair.

Audit Committee	The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls. The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report appears on page 36.

The Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange for audit committee membership. In addition, the Board has determined that Mr. Shannon is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

Finance Committee	The Finance Committee reviews our financial objectives, policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board.

Compensation Committee	This committee oversees compensation for our senior officers, including salary and short term and long-term incentive awards. The committee also administers incentive compensation plans, evaluates Chief Executive Officer performance and reviews management succession planning and development. The Compensation Committee’s report on executive compensation begins on page 26. The Board has determined that the members of the Compensation Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed below under “Director Independence.”

Governance Committee	The primary responsibilities of the Governance Committee include: identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential nominees for election to the Board; recommending membership on standing committees of the Board; overseeing annual evaluations of the Board and management; reviewing and recommending fee levels and other elements of compensation for outside directors; and establishing, periodically reviewing and recommending to the Board any changes to our Corporate Governance Guidelines. The Board has determined that the members of the Governance Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange discussed below under “Director Independence.”

Director Independence	The Board of Directors has determined that Messrs. Campbell, Carroll, Cater, Cody, Crosswell, Madison, O’Connell, Shannon and Wareing and Ms. Longoria are independent within the meaning of the listing standards for general independence of the New York Stock Exchange. Under the listing standards, a majority of our directors must be independent and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. To assist it in making determinations of independence, the Board has adopted categorical standards as permitted under the listing standards. Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either

• the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions; or

• the provisions of the New York Stock Exchange Listed Company Manual listing relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of CenterPoint Energy’s gross revenue in any of the last three years.

In connection with its determination as to the independence of Mr. Carroll, the Board has considered that Mr. Carroll receives additional compensation for services as a director on account of his serving as non-executive Chairman of the Board. This position involves a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. The Board has concluded that those circumstances and relationships do not adversely affect Mr. Carroll’s ability and willingness to act in the best interests of CenterPoint Energy and its shareholders or otherwise compromise his independence. The Board also concluded that other relationships of the directors that it determined are independent fall within the categorical standards described above.

Director Nomination Process	In assessing the qualifications of candidates for nomination as director, the Governance Committee and the Board consider, in addition to qualifications set forth in our bylaws, each potential nominee’s

• personal and professional integrity, experience, reputation and skills,

• ability and willingness to devote the time and effort necessary to be an effective board member, and

• commitment to act in the best interests of CenterPoint Energy and its shareholders.

Consideration is also given to the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. In addition, the Committee and the Board take into account the need for a range among the directors of business experience, diversity, professional skills, geographic representation and other qualities they consider important in light of our business plan.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Chairman of the Governance Committee at the address of our principal executive offices indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Executive Sessions of the Board	Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. Currently, the Chairman of the Board (Mr. Carroll) presides at these sessions. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent.

Shareholder Communications with Directors	Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non- management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders	Directors are expected to attend annual meetings of shareholders. All directors attended the 2005 annual meeting.

Code of Ethics and Ethics and Compliance Code	We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, consisting of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Governance Documents.”

We also have an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

Website Availability of Governance Documents	CenterPoint Energy’s Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee and Governance Committee, the Code of Ethics and the Ethics and Compliance Code can be found on our website at www.centerpointenergy.com in the “Investors— Corporate Governance” area.

Compensation of Directors

Retainer and Meeting Fees	Each non-employee director receives a retainer and annual meeting fees as set forth in the following table:

Annual retainer	$50,000
Supplemental annual retainer for committee chairmanship:
- Audit Committee	10,000	*
- Finance, Compensation and Governance Committees	5,000
Board meeting fee	1,500
Committee meeting fee:
- Audit Committee	2,000	*
- Finance, Compensation and Governance Committees	1,500

*	Effective as of June 2, 2005. Prior to that date the supplemental retainer for audit committee chairman was $7,500 and the audit committee meeting fee was $1,500.

Mr. McClanahan, our President and Chief Executive Officer, receives no additional compensation for service as a director.

Stock Plan for Outside Directors	Each non-employee director also receives an annual grant of up to 5,000 shares of CenterPoint Energy common stock that vest in one-third increments on the first, second and third anniversaries of the grant date. Those shares fully vest in the event of the director’s death or upon a change of control (defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements — Severance Agreements” on page 23). Upon vesting of the shares, each director receives a cash payment equal to the amount of dividend equivalents earned since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change of control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If termination occurs on or after the director attains age 70, the termination date is deemed to be December 31st of the year in which termination occurs. In addition to the annual grant, a non-employee director may receive a one-time grant of up to 5,000 shares of our common stock upon commencing service as a director, subject to the same vesting schedule described above. During 2005, each director received an annual grant of 3,000 shares of common stock under our Stock Plan for Outside Directors. No awards have been made under the provision allowing one-time initial grants.

Chairman’s Monthly Supplemental Retainer and Special Stock Awards	The Chairman receives the compensation payable to other non-employee directors plus a supplemental monthly retainer of $30,000. In addition, in connection with his agreement in December 2004 to continue to serve in the position of Chairman through May 2007, Mr. Carroll was granted 20,000 shares of CenterPoint Energy common stock in 2004 and an additional

20,000 shares of common stock in 2005. He will receive another 20,000 shares of common stock or the cash equivalent of those shares in October 2006.

Deferred Compensation Plans	Since 1989, CenterPoint Energy and its predecessors have maintained a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer and meeting fees. Mr. Carroll’s supplemental monthly retainer for service as Chairman is not eligible for deferral under this plan. Directors participating in this plan may elect to receive distributions of their deferred compensation and interest in three ways:

• an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70;

• a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later; or

• 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

Interest accrues on deferrals at a rate equal to the average annual yield of the Moody’s Long-Term Corporate Bond Index plus 2%.

In addition to the current deferred compensation plan, the company also offered from 1985 to 1988 a deferred compensation plan that permitted directors to elect each year to defer all or part of their annual retainer fee. Directors participating in the 1985 deferred compensation plan receive distributions and interest in 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later. Fixed rates of 19% to 24% were established for deferrals made under the 1985 deferred compensation plan as a result of then-higher prevailing rates and other factors. Mr. Cater is the only current director who has an account balance under the 1985 deferred compensation plan. In conjunction with the Board of Directors’ decision to extend Mr. Cater’s term of service beyond the normal age limit until the expiration of his current term, Mr. Cater agreed to waive during the last year of his current term the interest that he would have earned on deferrals he made under the 1985 deferred compensation plan. Instead of the rate prescribed under the plan, the interest rate Mr. Cater will earn on those deferrals during the last year of his current term will be reduced to the applicable interest rate paid under our present deferred compensation plan (8.08%), and the amount of interest accrued during the last year of his term will accrue interest at the 8.08% rate over the 15-year installment period.

Interest accrued on deferred compensation during 2005 that was in excess of 120% of the applicable federal long-term rate when the rate under the applicable plan was set was $6,093 for Mr. Carroll, $53,250 for Mr. Cater and $14,782 for Mr. Crosswell. The amount for Mr. Crosswell includes interest earned on deferrals made pursuant to a deferred compensation plan for directors of NorAm Energy Corp.

Outside Director Benefits Plan	Non-employee directors elected to the Board before 2004 participate in our outside director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer (excluding any supplemental retainer) in effect when the director terminates service. Benefits under this plan begin the January following the later of the director’s termination of service or attainment of age 65, for a period equal to the number of full years of service of the director (which, in the case of Mr. Crosswell, includes his service on the board of directors of NorAm Energy Corp.). As a result of the Board’s decision to extend the service of Mr. Cater and Mr. Madison beyond the normal age limit, the period during which they will receive benefits under this plan will be lengthened to correspond to their extended service (an additional year for Mr. Cater and two additional years for Mr. Madison). The following table sets forth the number of years for which each participating director will be entitled to benefits under the plan ($50,000 annually based on the current retainer amount) based on years of service through December 31, 2005:

Years of Plan Benefits Based
Name	on Service Through 2005

Milton Carroll	13
John T. Cater	22
O. Holcombe Crosswell	19
Derrill Cody	2
Thomas F. Madison	2
Michael E. Shannon	2

Executive Life Insurance Plan	Non-employee directors who were elected to the Board before 2001 participate in an executive life insurance plan described under “Retirement Plans, Related Benefits and Other Arrangements — Executive Life Insurance Plan” on page 21. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s termination of service at age 65 or later. The increase in the annual retainer fee from $30,000 to $50,000 in 2004 had no immediate effect on the death benefit under the provisions of this plan because increases in the death benefit under the plan are limited to $5,000 every five years. The death benefit for the current eligible directors remains at $180,000. The annual premiums due on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Reve-

nue Code, the directors must recognize imputed income which is currently based upon the insurer’s one-year term rates. The director is also provided a tax gross-up for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the director. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of such death benefit. The executive life insurance plan is designed so that the proceeds CenterPoint Energy ultimately receives will be (but are not required to be) sufficient to cover the cumulative premiums paid and the after-tax cost to CenterPoint Energy of the gross-up payments.

The following table sets forth the term portion of the premium paid for the benefit of, and tax gross-up payments made to, our directors under the executive life insurance plan in 2005:

	Term Portion
Name	of Premium	Tax Gross-up

Milton Carroll	$301	$212
John T. Cater	1,325	933
O. Holcombe Crosswell	765	539

Stock Ownership	The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the four other most highly compensated executive officers, and the executive officers and directors as a group. Except as otherwise indicated, information for the executive officers, directors and nominees is given as of April 1, 2006. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and except as otherwise indicated the respective holders have sole voting and investment powers over such shares.

	Number of Shares of
	CenterPoint Energy
Name	Common Stock

Northern Trust Corporation	31,652,938	(1)
50 South LaSalle Street
Chicago, Illinois 60675

Barrow, Hanley, Mewhinney & Strauss, Inc.	33,200,420	(2)
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204

Vanguard Windsor Funds—Vanguard Windsor II Fund	24,033,500	(3)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Donald R. Campbell	10,000
Milton Carroll	68,000
John T. Cater	13,000
Derrill Cody	13,000
O. Holcombe Crosswell	14,595
Byron R. Kelley	64,108	(4),(5)
Janiece M. Longoria	4,000
Thomas F. Madison	5,500
David M. McClanahan	996,295	(4),(5)
Robert T. O’Connell	3,000
Scott E. Rozzell	373,857	(4),(5)
Michael E. Shannon	5,000
Thomas R. Standish	257,145	(4),(5),(6)
Peter S. Wareing	70,000	(7)
Gary L. Whitlock	260,349	(4),(5)

All executive officers and directors as a group (16 persons)	2,345,613	(4),(5),(6),(7)

(1)	This information is as of December 31, 2005 and is based on a Schedule 13G/ A filed with the Securities and Exchange Commission on February 13, 2006 by Northern Trust Corporation and certain of its subsidiaries. This represents 10.21% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/ A reports sole voting power for 1,938,143 shares of common stock, shared voting power for 29,638,251 shares of common stock, sole dispositive power for 3,494,140 shares of common stock and shared dispositive power for 150,546 shares of common stock. CenterPoint Energy understands that the shares reported include 27,720,006 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(2)	This information is as of December 31, 2005 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006 by Barrow, Hanley, Mewhinney & Strauss, Inc. This represents 10.71% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 2,349,020 shares of common stock, shared voting power for 30,851,400 shares of common stock and sole dispositive power for 33,200,420 shares of common stock.

(3)	This information is as of December 31, 2005 and is based on a Schedule 13G/ A filed with the Securities and Exchange Commission on February 13, 2005 by Vanguard Windsor Funds—Vanguard Windsor II Fund. This represents 7.75% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/ A reports sole voting power for 24,033,500 shares of common stock.

(4)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. Kelley, 48,446 shares; Mr. McClanahan, 723,002 shares; Mr. Rozzell, 259,202 shares; Mr. Standish, 169,361 shares; Mr. Whitlock, 167,185 shares; and the group, 1,486,727 shares.

(5)	Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(6)	Includes shares held by spouse.

(7)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest.

Executive Compensation Tables	These tables show compensation information for the Chief Executive Officer and the four other most highly compensated executive officers serving as of December 31, 2005.
SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Restricted	Securities
Name and Principal				Other Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Awards(1)	Options(2)	Payouts(3)	Compensation(4)

David M. McClanahan	2005	$860,000	$1,096,500	$1,803	$483,600	—	$1,289,331	$153,065
President and Chief	2004	781,250	738,281	1,629	356,644	106,100	638,342	147,591
Executive Officer	2003	687,500	773,437	1,985	348,840	103,900	962,013	131,729
Scott E. Rozzell(5)	2005	401,250	286,593	830	147,600	—	543,542	104,231
Executive Vice	2004	387,500	263,984	717	124,716	37,100	259,605	105,912
President, General	2003	376,000	282,000	1,653	147,060	43,900	406,110	111,138
Counsel and Corporate Secretary
Gary L. Whitlock	2005	408,750	250,000	850	147,600	—	503,513	53,649
Executive Vice	2004	382,750	267,160	717	118,152	35,200	240,048	52,964
President and Chief	2003	355,000	290,000	620	136,230	40,600	—	53,556
Financial Officer
Byron R. Kelley(6)	2005	299,000	300,000	—	79,200	—	272,052	38,317
Senior Vice President	2004	290,000	202,536	—	85,332	25,500	—	31,427
and Group President,	2003	182,348	120,000	—	103,562	31,446	—	13,139
CenterPoint Energy Pipelines and Field Services
Thomas R. Standish	2005	324,500	225,000	578	82,800	—	360,254	46,795
Senior Vice President	2004	299,500	178,885	524	83,144	24,800	170,703	43,775
and Group President,	2003	279,250	200,000	1,367	97,470	29,100	267,131	39,803
Regulated Operations

(1)	Restricted stock awards are valued at the closing market price on the date of the grant. The awards vest three years following the date of grant. Dividends accrue on the awards from the date of grant. Performance-based stock awards are reported as a component of LTIP payouts when paid.

As of December 31, 2005, the aggregate holdings of unvested shares of common stock of CenterPoint Energy, including performance-based stock, assuming the attainment of performance goals at the maximum level, were as follows: Mr. McClanahan, 338,285 shares ($4,346,963); Mr. Rozzell, 114,729 shares ($1,474,268); Mr. Whitlock 111,062 shares ($1,427,143); Mr. Kelley, 65,588 shares ($842,807) and Mr. Standish, 70,925 shares ($911,388).

(2)	Securities underlying options are shares of CenterPoint Energy common stock. There were no stock options granted to the named executive officers during 2005.
(notes continued on following page)

(3)	Amounts shown represent the dollar value of CenterPoint Energy common stock paid out in the following year based on the achievement of performance goals for the cycle ending in the current year plus dividend equivalent accruals during the performance period.

(4)	2005 amounts include the following:

	Matching	Term Portion of
	Contributions to	Premiums	Accrued Interest on
	Savings Plan and	Paid under	Deferred Compensation that
	Accruals Under	Executive	Exceeds 120% of Applicable
	Savings	Life Insurance	Federal Long-Term Rate	Excess Flexible
Name	Restoration Plan	Plan	when Rate was Set	Benefit Credits

David M. McClanahan	$119,871	$3,274	$24,936	$4,984
Scott E. Rozzell	49,893	1,507	—	1,214
Gary L. Whitlock	50,693	1,544	137	1,275
Byron R. Kelley	37,615	—	—	702
Thomas R. Standish	37,754	1,049	7,211	781

(5)	CenterPoint Energy extended a loan to Mr. Rozzell in the amount of $250,000 in connection with his initial employment in March 2001. In accordance with the loan agreement, the loan bore interest at a rate of 8%, and principal and interest were to be forgiven in semi-monthly installments through March 1, 2006 so long as Mr. Rozzell remained employed by CenterPoint Energy or one of its subsidiaries as of each relevant anniversary of his employment date. The loan was fully forgiven as of March 1, 2006. The maximum principal amount of the loan outstanding during 2005 was $58,333. The amount of loan and interest forgiveness of $51,618 for 2005 is included in the “All Other Compensation” column.

(6)	Mr. Kelley was employed by CenterPoint Energy on May 15, 2003.
OPTION GRANTS IN 2005
      None of the named executive officers received option grants in 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares		December 31, 2005		at December 31, 2005(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David M. McClanahan			657,406	105,368	$1,871,758	$386,228
Scott E. Rozzell	29,000	$188,790	232,201	39,368	555,041	153,248
Gary L. Whitlock			141,918	37,001	708,946	142,871
Byron R. Kelley			29,464	27,482	116,298	82,757
Thomas R. Standish			151,394	26,234	502,766	101,848

(1)	Based on the closing price of the common stock of CenterPoint Energy on the New York Stock Exchange Composite Tape on December 31, 2005.

LONG-TERM INCENTIVE PLAN—AWARDS IN 2005(1)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans(2)

		Performance	Threshold		Maximum
	Number of	Period Until	Number of	Target Number	Number
Name	Shares	Payout	Shares	of Shares	of Shares

David M. McClanahan	94,100	12/31/2007	47,050	94,100	141,150
Scott E. Rozzell	28,700	12/31/2007	14,350	28,700	43,050
Gary L. Whitlock	28,700	12/31/2007	14,350	28,700	43,050
Byron R. Kelley	15,400	12/31/2007	7,700	15,400	23,100
Thomas R. Standish	16,100	12/31/2007	8,050	16,100	24,150

(1)	Amounts shown are potential payouts of awards in common stock under CenterPoint Energy’s Long-Term Incentive Plan. These awards have a three-year performance cycle. Payouts, if any, for the performance shares will be based on the achievement of two goals: (1) CenterPoint Energy’s total shareholder return for the three-year period compared to the companies in the S&P Utilities Index, weighted at 70%, and (2) an increase in the company’s common equity capitalization as a percentage of total capitalization, weighted at 30%. If a change of control occurs (as defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements — Severance Agreements” on page 23), these amounts will be paid in shares of common stock at the maximum level plus shares of common stock having a fair market value equal to the amount of dividends that would have been paid, unless the Compensation Committee, in its sole discretion, directs that amounts be paid in cash.

(2)	The table does not reflect dividend equivalent accruals during the performance period.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2005.

	(a)		(b)	(c)

				Number of securities
				remaining available for
				future issuance under
	Number of securities to		Weighted average	equity compensation
	be issued upon exercise		exercise price of	plans (excluding
	of outstanding options,		outstanding options,	securities reflected in
Plan Category	warrants and rights		warrants and rights(1)	column (a))

Equity compensation plans approved by security holders(2)	16,482,901	(3)	$16.02	4,838,766	(4)
Equity compensation plans not approved by security holders(5)	230,169	(5)	18.29	—

Total	16,713,070		$16.05	4,838,766

(1)	The weighted average exercise price applies to outstanding options, without taking into account performance units and performance shares which do not have an exercise price.

(2)	Plans approved by shareholders consist of the 1989 and 1994 Long-Term Incentive Compensation Plans, the Long-Term Incentive Plan and the Amended and Restated Stock Plan for Outside Directors. No future grants may be made under the 1989 and 1994 Long-Term Incentive Compensation Plans.

(3)	Includes, in addition to shares underlying options, an aggregate of 1,592,570 shares issuable upon settlement of outstanding grants of performance shares (assuming maximum performance is achieved) and 395,168 shares issuable upon settlement of outstanding performance units, assuming maximum performance and assuming 100% of the payment of outstanding performance units is made in shares based on the closing price of the common stock on December 31, 2005. Does not include 2,385 shares subject to issuance upon exercise of options, having an average exercise price of $7.86 per share, assumed in the 1997 merger in which NorAm Energy Corp. was acquired.
(notes continued on following page)

(4)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Amended and Restated Stock Plan for Outside Directors provides only for awards of common stock.

(5)	Plans not approved by shareholders consist of the Common Stock Participation Plan for Designated New Employees and Non-Officer Employees. Outstanding awards under the Common Stock Participation Plan, in which participation was limited to new employees and existing employees who are not officers of CenterPoint Energy, consist of stock options covering 210,169 shares of common stock. These shares generally vest in equal annual increments over three years from the grant date. No future grants may be made under the Common Stock Participation Plan. Includes 20,000 shares of common stock that may be issued to Mr. Carroll in October 2006 in lieu of cash as described under “Compensation of Directors — Chairman’s Monthly Supplemental Retainer and Special Stock Awards” on page 10.
Retirement Plans,
Related Benefits and
Other Arrangements

Retirement Plan and Benefit Restoration Plan	Pension benefits for our named executive officers are determined under our retirement plan and our benefit restoration plan. The retirement plan is a defined benefit plan intended to meet the tax qualification requirements under the Internal Revenue Code (the “Code”). The benefit restoration plan is a non-qualified supplemental retirement plan that generally provides for benefits in excess of those available under the retirement plan due to Code limits.

For employees hired on or after January 1, 1999, the retirement plan provides for benefit accruals based solely on a cash balance formula. Under the cash balance formula, participants accumulate a retirement benefit based upon four percent of eligible earnings (which is primarily base salary and short term incentive compensation) credited as of the end of the calendar year. Changes in base salary and/or short term incentive compensation affect benefits payable under the cash balance formula. Interest accrues in the current year at the “applicable interest rate” prescribed under the Code for the previous November based upon the account balance as of the end of the previous year.

For employees hired prior to January 1, 1999, the retirement plan accrues benefits based on a participant’s years of service, final average pay and covered compensation, which we refer to as the final average pay formula. Final average pay means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008, based solely on base salary. Changes in base salary before December 31, 2008 affect benefits payable under the final average pay formula. Pension benefits for persons who were employees as of December 31, 1998 are based on the higher of the benefit calculated under the final average pay formula or the cash balance formula described above.

The benefit restoration plan generally provides for a benefit equal to the excess of the benefit amount that would be payable under the retirement plan but for the annual benefit limit imposed by Code section 415 and the annual compensation limit imposed by Code section 401(a)(17). This excess benefit amount is determined based on the final average pay formula and the cash balance formula under our retirement plan, as applicable. The benefit restoration plan also provides for the inclusion of short term incentive compensation in the final average pay formula for calculating benefits for certain officers, which group includes Messrs. McClanahan and Standish. Changes in base salary and/or short term incentive compensation affect benefits payable under the benefit restoration plan. The benefit restoration plan does not provide any past service credits or accelerated service benefits. In some circumstances, Mr. McClanahan is entitled to up to three additional years of service under a supplemental agreement. In 2005, 57 active employees accrued benefits under the benefit restoration plan. Messrs. McClanahan and Standish were both employees as of December 31, 1998. Since it is anticipated that the final average pay formula will provide the higher benefit for them, the benefits reflected in the table below are based on the final average pay formula under the retirement plan and the benefit restoration plan. Mr. McClanahan’s and Mr. Standish’s benefits are not expected to exceed the amounts reflected in the table as of their age 65 normal retirement. As of December 31, 2005, Mr. McClanahan had 32 years and Mr. Standish had 24 years of credited benefit service under the retirement plan. As noted above, Mr. McClanahan may be entitled to up to three additional years of credited benefit service under a supplemental agreement.

PENSION PLAN TABLE

	Estimated Annual Pension Based on Years of Service(1)
Final Average
Annual
Compensation
At Age 65	30	35 or more

$500,000	$284,235	$331,607
750,000	429,735	501,357
1,000,000	575,235	671,107
1,250,000	720,735	840,857
1,500,000	866,235	1,010,607
1,750,000	1,011,735	1,180,357
2,000,000	1,157,235	1,350,107
2,250,000	1,302,735	1,519,857
2,500,000	1,448,235	1,689,607

(1)	Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts.

Messrs. Rozzell, Whitlock and Kelley were employed after January 1, 1999 and thus their benefits are based solely on the cash balance formula. They become fully vested after five years of service. Mr. Rozzell became fully vested as of March 1, 2006. Messrs. Whitlock and Kelley will become fully vested as of

July 23, 2006 and May 15, 2008, respectively. The estimated annual benefits payable as of their age 65 normal retirement under the retirement plan and the benefit restoration plan are $40,079 for Mr. Rozzell; $40,858 for Mr. Whitlock; and $19,303 for Mr. Kelley.

Post-Retirement Health and Welfare Benefits	The executive officers are eligible to accrue credits toward post-retirement health and welfare benefits in the same manner as all other employees. We maintain a bookkeeping account for each individual with dollar credits corresponding to years of service, including interest at the “applicable interest rate” prescribed under the Code. The annual credit is $750. In addition to the annual credit, certain transition credits, which range from $150 per year to $600 per year, are available to employees who were at least age 40 with at least ten years of vesting service as of December 31, 1998 and who were employed in certain subsidiaries or divisions, including those in which Messrs. McClanahan and Standish were employed. Each year, Mr. McClanahan receives these transition credits in the amount of $600 and Mr. Standish in the amount of $300. Also, for all employees as of December 31, 1998, we generally credited the bookkeeping account for each individual with an accumulated opening balance. Messrs. McClanahan and Standish had opening account balances of $59,881 and $45,000, respectively. Upon retirement at or after age 55 with at least five years of service after age 50, the credit amounts may be used to offset the cost of company-sponsored medical and/or dental coverage during retirement. Credits are forfeited if the employee does not elect coverage under a company-sponsored medical and/or dental plan or if we no longer offer such plans.

Savings Plan and Savings Restoration Plan	All employees are eligible to participate in our savings plan and savings restoration plan. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of these plans. Participants may contribute up to 16 percent, on a pre-tax and/or after-tax basis, of their plan eligible compensation up to certain Code limits. We make a matching contribution of 75% of the first six percent contributed by employees on a payroll period basis. We may make an additional discretionary matching contribution of up to 50% of the first six percent contributed by employees in the prior year.

A participant must contribute a minimum of six percent of all eligible compensation to the savings plan during the entire calendar year to be eligible to participate in the savings restoration plan. Once certain Code limits are reached in the savings plan, our matching contribution is made to the savings restoration plan.

Company contributions to both plans for the named executive officers are included in the footnote to the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits	The executive officers participate in other health and welfare benefit plans and share in the costs of such plans in the same manner as all other employees, except that they do not participate in our vacation policy that permits buying and selling vacation hours.

Executive Benefits Plan	We maintain an executive benefits plan for officers who were employed as of July 1, 1996 that provides salary continuation, disability and death benefits to certain of our key officers. Accordingly, Messrs. Rozzell, Whitlock and Kelley do not participate in this plan. Messrs. McClanahan and Standish participate in this plan pursuant to individual agreements that generally provide for (a) a salary continuation benefit of 100% of the officer’s current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (b) if the officer retires after attainment of age 65, an annual post-retirement death benefit of 50% of the officer’s preretirement annual salary payable for six years. Changes in base salary affect benefits payable under this plan. If the participant leaves employment prior to reaching age 65, all plan benefits are forfeited.

Executive Life Insurance Plan	We have an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for designated officers who were employed as of December 31, 2001. Accordingly, Mr. Kelley does not participate in this plan. This plan provides endorsement split-dollar life insurance, with coverage continuing after the officer’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects, in its sole discretion, to continue the coverage. The death benefit coverage for each participating officer varies in proportion to the officer’s current salary. The eligible named executive officers have single-life coverage equal to two times current salary. Changes in base salary affect the specified face amount of the policy accordingly. The annual premiums due on the policies are payable solely by CenterPoint Energy. In accordance with the Code, the officers must recognize imputed income currently based upon the insurer’s one-year term rates. The plan also provides for a gross-up payment equal to the officer’s after-tax cost of this imputed income. The imputed income for the named executive officers is shown in the footnote to the Summary Compensation Table under the “All Other Compensation” column. The paid tax gross-up is shown in the “Other Annual Compensation” column of the Summary Compensation Table. Upon the death of the insured, the officer’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds payable in excess of such death benefit. The intent of the design of the executive life insurance plan is that the proceeds we receive will be (but are not required to be) sufficient to cover the cumulative premiums paid and the after-tax cost to us of the gross-up payments.

Deferred Compensation Plans	Since 1989, we (and our predecessors) have had in effect a deferred compensation plan that permits participants to elect each year to defer a percentage of that year’s salary and up to 100% of that year’s short term incentive compensation. Prior to 2005, in addition to salary and short term incentive deferrals, participants also could commence deferrals into this plan after they reached the savings plan compensation limit or annual addition limit under the Code. Interest generally accrues on deferrals at a rate equal to the average annual yield of the Moody’s Long-Term Corporate Bond Index plus 2%. In addition to the current deferred compensation plan, the company also offered from 1985 to 1988 a deferred compensation plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Fixed rates of 19% to 24% were established for deferrals made under the 1985 deferred compensation plan as a result of then-higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the footnote to the “All Other Compensation” column of the Summary Compensation Table.

Participants in the plan may elect to receive distributions of their deferred compensation and interest in three ways:

• an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral;

• a lump sum distribution; or

• 15 annual installments.

If a participant terminates employment prior to age 55, a lump-sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. If a participant terminates employment between age 55 and 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections in either a lump-sum payment in the January after his or her termination or 15 annual installments commencing immediately upon termination. If a participant terminates employment after age 60, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65.

For purposes of the 1985 deferred compensation plan, distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

If the named executive officers had terminated their employment on December 31, 2005, payments from the deferred compensation plans would have been made as follows: Mr. McClanahan: annual installments of $134,054 for 15 years;

Mr. Whitlock: lump-sum distribution of $7,717; and Mr. Standish: annual installments of $32,710 for 15 years.

Rabbi Trust	CenterPoint Energy maintains a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including each of its named executive officers) under our deferred compensation plans, executive incentive compensation plans, benefit restoration plan and savings restoration plan, also referred to as the “Designated Plans.” The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the Designated Plans or when required by our Benefits Committee. The Benefits Committee consists of officers of CenterPoint Energy designated by your Board of Directors and has general responsibility for funding decisions, selection of investment managers for our retirement plan and other administrative matters in connection with other employee benefit plans of CenterPoint Energy. If there is a change of control (defined in substantially the same manner as in the executive severance agreements described under “Severance Agreements” below), the grantor trust must be fully funded, within 15 days following the change of control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change of control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

Severance Agreements	In December 2003, the company entered into severance agreements with certain executive officers, including the named executive officers. The severance agreements, effective January 1, 2004, provide for the payment of certain benefits in the event of a covered termination of employment occurring after the execution of a binding agreement to effect a change of control or within three years (two years for Messrs. Kelley and Standish) after the date of a change of control. A change of control will be deemed to occur under the severance agreement if:

• any person or group becomes the direct or indirect beneficial owner of 30% or more of CenterPoint Energy’s outstanding voting securities, unless acquired directly from CenterPoint Energy;

• a majority of the Board members changes;

• there is a merger or consolidation of, or involving, CenterPoint Energy (a “transaction”) unless:

° more than 70% of the surviving corporation’s outstanding voting securities is owned by former shareholders of CenterPoint Energy,

° if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of the entity or business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

° no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

° a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of the Board immediately prior to consummation of the transaction; or

• there is a sale or disposition of 70% or more of CenterPoint Energy’s assets (an “asset sale”) unless:

° individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity), and

° a majority of the members of Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were members of the Board immediately prior to the asset sale.

Under these severance agreements, a “covered termination” occurs if the officer’s employment is terminated for reasons other than death, disability as defined in our long-term disability plan, termination on or after age 65, involuntary termination for

Cause (as defined), or resignation of the officer unless such resignation is due to:

• a failure to maintain the officer in his position or a substantially equivalent position;

• a significant adverse change in the authorities, powers, functions, responsibilities or duties held;

• a reduction in the officer’s base salary;

• a significant reduction in the officer’s qualified, nonqualified and welfare benefits;

• a reduction in the officer’s overall compensation;

• a change in the location of the officer’s principal place of employment by more than 50 miles; or

• a failure to provide directors and officers liability insurance covering the officer.

An officer experiencing a covered termination of employment will be entitled to a lump-sum payment of:

• three times the sum of the officer’s base salary and target short term incentive plan compensation (two times for Messrs. Kelley and Standish); plus

• certain welfare benefits for a period of three years (two years for Messrs. Kelley and Standish).

Three years of service and age (two years for Messrs. Kelley and Standish) will be added for benefit purposes under the retirement plan. The severance agreements also provide for a pro rata distribution of the short term incentive plan compensation for the current plan year, as well as continued coverage under our executive life insurance plan, if applicable. In addition, the agreements provide for career transition placement services, the reimbursement of legal fees incurred related to the severance, financial planning fees under our program for a period of up to the earlier of (a) six months or (b) when the maximum reimbursement amount has been reached and a tax gross-up payment to cover any excise taxes, interest and penalties that may be assessed on the officer as a result of the severance payment. The term of the severance agreements is three years, with an “evergreen” provision under which, at the election of the Board of Directors, the term may be extended for an additional year on an annual basis. The current severance agreements expire December 31, 2006 because the Board did not extend the term in 2004 or 2005. The following table sets forth the estimated payments that would have been made and the value of the benefits that would have been provided to each of the named executive officers if a covered termination had occurred under the terms of the severance agreements as of December 31, 2005. These amounts also include the cash value of the outstanding long-term incentive plan grants provided under the change of control provisions of that plan:

	Estimated
Name	Payments	Value of Benefits

	(amounts in thousands)
David M. McClanahan	$19,028	$5,434
Scott E. Rozzell	6,093	306
Gary L. Whitlock	6,392	364
Byron R. Kelley	2,957	36
Thomas R. Standish	4,212	1,642

Internal Revenue Code Section 409A	Code Section 409A was enacted at the end of 2004 and made significant changes in the taxation of non-qualified deferred compensation. Failure to comply with the requirements of Section 409A can result in accelerated taxation and a 20% penalty on deferred compensation for employees. We are continuing to review and analyze the impact of Section 409A and the related Treasury Department guidance and regulations on our plans and agreements that provide for nonqualified deferred compensation. Based on current guidance, we may be required to amend our plans and agreements by the end of 2006 to comply with Section 409A.
Report of the Compensation Committee
      Executive Compensation Policy. It is CenterPoint Energy’s policy to provide executive compensation programs that permit it to recruit talent on a national level, remain competitive with its peer group, align executive pay with corporate performance and encourage equity ownership.
      Compensation Components and Philosophy. There are three primary components to an executive’s compensation: base salary, short term incentives and long term incentives. Base salary is the foundation of total pay. It recognizes the job being performed and the value of that job in the Company’s competitive market. Short term incentives are designed to link each executive to annual performance objectives in his organization, group or business unit, as well as to his own individual performance. Long term incentives are designed to reward executives for sustained improvements in Company value and performance over a three-year and longer period. The Company uses a market-based pay philosophy, which means that it measures all of the primary compensation components for a position against similar positions in the competitive market. This analysis is done to determine the market value for the job being performed by the executive at the Company. The objective of the Company’s pay philosophy is to target the market median (50th percentile) for each of the primary elements of compensation. The Company considers the competitive market to be best described by a combination of those companies in its peer group plus published surveys conducted by recognized compensation consulting firms. Compensation decisions are made on an annual basis during the first quarter. Additional analysis may be done during the year for an executive whose responsibilities change significantly during the year.
      The Company also periodically evaluates its executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers unless it meets rules qualifying for performance-based compensation. The Company intends to structure its compensation programs in a manner that maximizes tax deductibility. The Compensation Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation such that they may not meet the requirements for performance-based compensation under Section 162(m).

      Role of Consultant. The Committee retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. The consultant reports directly to the Committee, which preapproves the scope of the work and the fees charged. The Committee indicates to the consultant the role that management has in the analysis of executive compensation, such as the verification of executive and Company information that the consultant requires. Although a subsidiary of the consulting firm provides unrelated benefits call center services to the Company, policies and procedures are in place at the consulting firm to minimize the potential for conflicts of interest.
      Selecting the Peer Group for Compensation Purposes. For purposes of evaluating the compensation of Messrs. McClanahan, Whitlock and Rozzell, the consultant analyzes the proxies of a peer group consisting of utility companies that derive approximately 80% of their revenues from regulated operations. The peer group was jointly developed by the Company and the consultant. The peer group includes 12 publicly traded companies comparable in size to the Company in terms of the annual revenues and the value of ongoing operations. The following companies are included in the peer group: Consolidated Edison, Inc., DTE Energy Co., Energy East Corp., FirstEnergy Corp., FPL Group, Inc., Keyspan Corp., NiSource Inc., Pinnacle West Capital Corp., Pepco Holdings, Inc., Progress Energy, Inc., Public Service Enterprise Group Inc., and Sempra Energy. These peers are not identical to the companies included in the indices in the Stock Performance Graph on page 35, because those indices include companies that are considered too dissimilar in size or operations to serve as comparisons for purposes of analyzing compensation.
      Scope of the Consultant’s Work. The Committee asked the consultant to review the base pay and short term and long term incentive levels for the top 19 officers. Each officer’s position and responsibilities were analyzed and matched either to proxy data from the peer group or to published compensation surveys.
      Review of Proxy Statements and Published Compensation Surveys by the Consultant. The positions of Messrs. McClanahan, Whitlock and Rozzell were compared to the market, described as comparable positions based on proxy statement data for the peer group companies, as well as industry-specific and general industry published surveys. Other executive positions were compared to the market for comparable positions based on industry-specific and general industry published survey sources. To select the survey data, the consultant used revenues comparable in size to the Company’s revenues, which were $9.7 billion in 2005. Both the data extracted from proxy statements and the survey data represent the national average for the position. Geographical differences are not considered relevant since the Company recruits on a national basis. In conducting the analysis, the consultant valued compensation for restricted stock, performance-based shares or units, stock appreciation rights and stock options. The consultant valued stock options using a Black-Scholes model, and all other long term incentives were valued at the target level using the amounts disclosed in the proxy statements.
      To help mitigate the effect of a few large or small grants skewing the data, the consultant used a three-year average of short term and long term incentive compensation. For salary comparisons, only current salaries were used. Prior period survey data was projected forward to April 1, 2005 using an annualized trending factor of 3.7%.
      Results from the Consultant. The consultant found that base salaries of the executive officers ranged from 78% to 97% of the market median. When base salaries and short term incentive bonuses were combined, the executive officers ranged from 69% to 99% of the median. The consultant recommended that short term incentive targets should be reviewed to ensure competitiveness at expected performance levels. Long term incentive values ranged from 49% to 90% of the median. The consultant indicated that the Company’s long term incentive targets at the upper levels of senior management remain significantly below the market and that the Committee should consider improving competitiveness in this area.
      Compensation Decisions Made by the Committee. Using the information from the consultant, the Compensation Committee reviewed and approved adjustments to base pay effective April 1, 2005. Short term and long term incentive targets of some of the executive officers were increased to better align their compensation with the Company’s market-based pay philosophy. In establishing individual incentive targets, the Committee considered the data provided by the consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own subjective assessment of the executive’s performance. In making these determinations, the Committee also took into account the Chief Executive Officer’s performance evaluations of the other executive officers.
      Short Term Incentive Plan. All employees other than certain bargaining unit employees participate in the short term incentive plan. The purpose of the short term incentive plan is to provide an annual cash award to employees upon the achievement of predetermined corporate, business unit, departmental and/or individual goals.
      Funding the Short Term Incentive Plan. To ensure that shareholders received a return on their investment first, the Committee determined that for the Short Term Incentive Plan to be funded for the 2005 plan year, the Company must have paid a minimum of $.40 per share in dividends to its shareholders during the year. Based on that funding trigger being met, the Compensation Committee then determined the amount of the pool of funds available for the payment of all awards based on the actual levels of achievement for corporate, business unit and/or departmental goals.
      The Committee determines each executive officer’s short term incentive target percentage of base salary taking into account the market analysis performed annually by the consultant as described above. The maximum available funding pool is determined by multiplying 150% of each employee’s short term incentive target by their plan eligible earnings (with the exception of Mr. Kelley), which are generally defined as the actual base salary paid during the plan year. Mr. Kelley has a different funding pool due to the business units that he manages. His maximum available funding pool is 177% to more properly align with opportunities at competitor pipeline companies and to reward growth in the Company’s pipeline businesses. The maximum payout for any employee is 200% (250% for Mr. Kelley) of his short term incentive plan target. The Chief Executive Officer is limited to 150% of his target to qualify such payment as tax-deductible compensation under Section 162(m). Targets for the executive officers approved for the 2005 plan year were as follows:

Short Term Incentive Plan Target
Executive Officer	(as a percentage of base salary)

David M. McClanahan	85%
Scott E. Rozzell	50%
Gary L. Whitlock	50%
Byron R. Kelley	50%
Thomas R. Standish	50%
James S. Brian	40%
      For the 2005 plan year, the executive officers’ funding pool was based upon the following performance criteria, weighted as indicated:

	David M.	Scott E.	Gary L.	Bryon R.	Thomas R.	James S.
Funding Criterion	McClanahan	Rozzell	Whitlock	Kelley	Standish	Brian

Core Operating Income(1)	100%	60%	60%	30%	30%	60%
Business Unit Goals				70%	45%
Departmental Goals		40%	40%		25%	40%

(1)	Core Operating Income is defined as total operating income excluding the operating income impacts of stranded cost recovery, restructuring and quasi-reorganization.
     Payout of the Short Term Incentive Plan. For each of the executive officers, the Committee has discretion in determining the actual bonuses paid. Individual bonuses for executive officers other than the Chief Executive Officer are subject to adjustment above or below the funding pool as determined by the funding criteria. The Committee also considers the Chief Executive Officer’s subjective assessment of individual and/or business unit performance when determining the executive officers’ payouts. The bonus for the Chief Executive Officer is determined solely by the Committee and may be at or below the level based on the achievement of the funding criteria, but not above that level permitting the Company to retain the tax deductibility of the entire bonus under Section 162(m).
      For the 2005 plan year, the funding trigger was met. The Compensation Committee approved the funding achievement of the 2005 short term incentive goals on February 22, 2006. Actual bonuses earned by each of the named executive officers are disclosed in the “Bonus” column of the Summary Compensation Table included in this proxy statement.
      Impact of Base Salary and Short Term Incentive Compensation on Other Benefits. Base salary and short term incentive compensation are included as eligible plan compensation in the Company’s retirement plan, benefit restoration plan, savings plan and savings restoration plan. As a result, changes in base salary and/or short term incentive compensation affect benefits payable under those plans. The range of annual pensions or account balances from the retirement plan and the benefit restoration plan is disclosed in the “Retirement Plans, Related Benefits and Other Arrangements” section on page 19 of this proxy statement. Company contributions to the savings plan and savings restoration plan for the named executive officers are disclosed in the “All Other Compensation” column of the Summary Compensation Table.
      In 2005, all of the executive officers were eligible to participate in the deferred compensation plan, which provides for the deferral of base salary and/or short term incentive compensation. Interest accrues on current contributions at the annual Moody’s Long-Term Corporate Bond Index plus two percentage points.
      All of the executive officers, except Mr. Kelley, are covered under a single life split-dollar insurance policy under the provisions of the executive life insurance plan with a coverage amount equivalent to two times current base salary. Changes in base salary generally affect the specified face amount of the policy accordingly. Since the Company pays the annual premiums due, the executive receives imputed income based upon the coverage amount, the age of the executive and the carrier’s group term table rates. The executive is also provided a tax gross-up for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to the executive. During 2005, the executive officer group received imputed income of $9,000 in total, and the Company paid premiums totaling $171,000 and tax gross-ups totaling $5,000. If the executive leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Committee elects, in its sole discretion, to continue the coverage.
      Messrs. McClanahan, Standish and Brian participate in the executive benefits plan, which provides salary continuation benefits and supplemental retirement, death and/or disability benefits to their beneficiaries upon death. Changes in base salary have a corresponding effect on this plan benefit. If the executive leaves the Company prior to reaching age 65, all plan benefits are forfeited. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.
      Long-Term Incentive Plan. The primary objective of the long-term incentive plan is to attract and retain the services of key employees and to provide incentives to those employees which align their interests to the long-term interests of shareholders. This plan awards participants with the Company’s common stock which also assists them in reaching their Stock Ownership Guideline, as described below, within the required time frame.

      Each executive officer is assigned a long term incentive target expressed as a percentage of base salary. This target is based upon the market analysis described earlier. Targets approved in 2005 for the executive officers were as follows:

Long-Term Incentive Plan Target
Executive Officer	(as a percentage of base salary)

David M. McClanahan	200%
Scott E. Rozzell	125%
Gary L. Whitlock	125%
Byron R. Kelley	90%
Thomas R. Standish	90%
James S. Brian	60%
      Plan grants are typically made on an annual basis in the form of one or more of the following types of awards: (1) performance-based shares or units; (2) restricted stock; and/or (3) nonqualified stock options. Performance-based share or unit awards are granted with a three-year performance cycle, so that in any given year, each executive officer has outstanding grants in three concurrent performance cycles. Restricted stock awards usually vest three years after the date of grant.
      Grants Made in 2005. In February 2005, the Compensation Committee approved grants of performance shares, weighted at 70% of the long term incentive target value, and restricted stock, weighted at 30% of the target value, for the executive officer group. To calculate the number of shares granted, a common stock price of $11.90 per share, each executive officer’s base salary as of December 31, 2004 and the long term incentive targets were used. The grants were rounded to the nearest 100 shares. The common stock price of $11.90 per share was an early February 2005 price and was used to calculate the number of grants in advance of the actual Committee meeting. This value is not the same fair market value that was used for accounting purposes. The following table presents the grant information for the executive officers:

	Base Salary as	Total Long-Term	Performance Shares		Restricted Stock
	of December 31,	Incentive Plan(1)	(weighted at 70%)		(weighted at 30%)
Executive Officer	31, 2004	Value	Value	Number	Value	Number

David M. McClanahan	$800,000	$1,600,000	$1,120,000	94,100	$480,000	40,300
Scott E. Rozzell	390,000	487,500	341,250	28,700	146,250	12,300
Gary L. Whitlock	390,000	487,500	341,250	28,700	146,250	12,300
Byron R. Kelley	290,000	261,000	182,700	15,400	78,300	6,600
Thomas R. Standish	305,000	274,500	192,150	16,100	82,350	6,900
James S. Brian	248,000	148,800	104,160	8,800	44,640	3,800
(1) Value is determined by multiplying the executive’s Base Salary as of December 31, 2004 by his Long-Term Incentive Plan target.
     The performance shares were granted for the performance cycle commencing January 1, 2005 and ending December 31, 2007. Payouts, if any, for the performance shares will be based on the achievement of two goals: (1) the Company’s total shareholder return for the three-year period compared to the companies in the S&P Utility Index; and (2) an increase in the Company’s common equity capitalization as a percentage of total capitalization. At the end of the performance cycle, the payouts of performance shares can be authorized by the Committee if the goals are achieved as indicated:

		Threshold Achievement	Target Achievement	Maximum Achievement
Goal	Weighting	(50% Payout)	(100% Payout)	(150% Payout)

Total Shareholder Return	70%	Place in top 50% of companies in the S&P Utility Index	Place in top 37.5% of companies in the S&P Utility Index	Place in top 25% of companies in the S&P Utility Index
Improved Balance Sheet	30%	Common equity capitalization is at least 27%	Common equity capitalization is at least 30%	Common equity capitalization is at least 33%
      Included in this proxy statement, the Long-Term Incentive Plan — Awards in 2005 table shows the number of shares that would be awarded under the Threshold, Target and Maximum achievement levels.
      The 2005 restricted stock grant fully vests as of February 21, 2008, which is three years after the grant date, as long as the Company declares a minimum of $1.20 per share in dividends on its common stock during the vesting period. The Committee believes that the dividend trigger should be attached to the restricted stock grant as a performance measure to ensure the executives’ focus on delivering value to the shareholder.
      Effective January 1, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment.” In connection with the implementation of this new accounting standard, and in view of the low volatility of the Company’s common stock in the market, the Committee decided that nonqualified stock option grants would not be a component of its long term incentive plan in 2005.
      Long-Term Incentive Plan Three-Year Performance Cycle Ending December 31, 2005.     In 2003, the Compensation Committee approved the grant of performance-based shares for the 2003-2005 performance cycle. The performance goals were based upon the following criteria:

		Total Shareholder Return as	Operating Cash Flow
	Achievement	Compared to Peer Group	(in Millions)
Achievement Level	Percentage	(weighted 60%)	(weighted 40%)

Threshold	50%	Place in top 50% of peer group	$672.6
Target	100%	Place in top 37.5% of peer group	729.4
Maximum	150%	Place in top 25% of peer group	786.2
      All companies in the internally-generated peer group referred to in the table above were primarily rate-regulated and yield-oriented. They were selected based upon revenues and other financial indicators. This peer group was a mix of electric and gas companies with market capitalization similar to the Company’s. Operating cash flow was defined as earnings before interest and taxes less capital expenditures, excluding Texas Genco Holdings, Inc., a former subsidiary of the Company. Also excluded in determining achievement were capital expenditures related to acquisitions and significant expenditures related to customer growth in excess of the amounts included in the Company’s annual budget.
      In January 2006, the Company’s Audit Services Department performed a limited review of the goal achievements for the 2003-2005 performance cycle. The Company ranked 2nd in the 18-company peer group, resulting in a 150% maximum achievement level on this goal. For the second goal, the Company had operating cash flow in excess of the maximum amount, which resulted in a 150% maximum achievement level. The overall achievement level for this performance cycle was 150%. The Committee reviewed and approved the achievement levels for these goals in January 2006.
      The actual values of these long term incentive distributions, including dividend equivalents of $1.20 per share, for the named executive officers are shown in the “LTIP Payout” column of the Summary Compensation Table included in this proxy statement. After-tax shares of the Company’s common stock were distributed to the executive officer group as follows based upon a common stock price of $12.845 per share, which was the average of the high and low price on the date the Committee approved the goal achievements:

Executive Officer	Number of After-Tax Shares Awarded

David M. McClanahan	62,721
Scott E. Rozzell	27,144
Gary L. Whitlock	25,110
Byron R. Kelley	13,373
Thomas R. Standish	17,850
James S. Brian	10,364
      Stock Ownership Guidelines. The Company has established executive stock ownership guidelines which are administered and interpreted by the Company’s Human Resources Department. The guidelines, as approved by the Committee, require ownership of a number of shares of the Company’s common stock based on a multiple of the executive’s base salary at the time that executive becomes covered by the guidelines, or at the time of promotion to another level covered by the guidelines. The base salary multiple is converted to a fixed number of shares using the Company’s prior 365-day average closing common stock price as reported by the New York Stock Exchange. The result is then rounded to the nearest 100 shares. The base salary multiples are four times for the Chief Executive Officer and three times for the other executive officers.
      In addition to shares owned outright, equivalent shares held in the Company’s Savings Plan, unvested restricted stock and performance-based shares or units from the Company’s Long-Term Incentive Plan and shares held in trust are counted towards the guidelines. Current executive officers are expected to reach their stock ownership guideline by December 31, 2008. Until the guideline is reached, the executive officer is expected to retain at least 50% of the after-tax shares delivered through the Company’s Long-Term Incentive Plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Executive officers are required to verify their stock holdings on an annual basis. As of April 1, 2006, all executive officers were in compliance with the guidelines.
      Health and Welfare Benefits. The executive officers participate in the Company’s health and welfare benefit plans and share in the costs of such plans in the same manner as all other employees, except that they do not participate in the Company’s vacation policy that permits buying and selling vacation hours.

Executive Perquisites
      Corporate Aircraft Usage. The Company’s executive officers have use of a corporate aircraft for travel on Company business. Nine times during 2005, the spouse of an executive officer accompanied the executive officer on a business trip, seven occasions of which were on the corporate aircraft. In all required cases, an imputed income amount for spousal travel was included in the applicable executive’s taxable income. Also during 2005, Mr. Rozzell used the corporate aircraft once for an emergency personal use as approved by Mr. McClanahan. An imputed income amount was included in Mr. Rozzell’s taxable income.
      Financial Planning Program. The Company’s executive officers participate in a financial planning program sponsored by the Company. This program provides reimbursement of financial planning expenses such as the preparation of state and federal income tax returns, comprehensive financial plans (including monitoring), estates and wills. The maximum annual benefit for each executive officer is $5,000, with an additional one-time benefit of $5,000. Reimbursed expenses are treated as additional income to the executive, for which no tax gross-ups are provided. During 2005, the Company reimbursed a gross amount of $5,123 to the executive officer group under this program.
      Security Monitoring at Personal Residence. The Company’s Corporate Security Department provides security monitoring at the personal residence of Messrs. McClanahan and Standish. The value of such monitoring is de minimis.
      In all cases, the perquisites provided to any executive officer do not exceed the lesser of $50,000 or 10% of the executive officer’s base salary.

      Review of Tally Sheets. In late 2005, the Company prepared and presented to the Committee tally sheets for each of the named executive officers. The tally sheets included all elements of executive pay and benefits as follows:

•	Base salary (amount approved and realized in 2005);

•	Short term incentive compensation (target value approved in 2005 and amount realized in 2005);

•	Long term incentive compensation (threshold, target and maximum levels granted in 2005, in addition to other outstanding equity grants in 2005 plus amount realized in 2005);

•	Value of in-the-money stock options both vested and unvested;

•	Value of retirement benefits, including nonqualified benefits and retiree medical benefits, as of December 31, 2005, and at ages 60, 62 and 65;

•	Value of savings plan company match and earnings, including nonqualified benefits, as of December 31, 2005, and at ages 60, 62 and 65;

•	Cumulative interest earned on nonqualified deferred compensation plans as of December 31, 2005;

•	Other income and benefits earned in 2005, such as dividends paid and costs associated with the executive life insurance plan;

•	Value of beneficiary’s benefits at death of the executive at ages 60, 62 and 65 under the executive benefit plan;

•	Business travel and expense reimbursements received in 2005;

•	Benefits or payments that would be received upon a change of control or within three years of a change of control, including paid tax gross-ups for excise taxes due under Section 280(G); and

•	Benefits or payments that would be received upon other termination of employment scenarios, such as death, disability, termination, involuntary termination for cause and resignation without good reason as of December 31, 2005.
      On the basis of the tally sheet information presented, the independent analysis provided by the consultant and the other information available, the Compensation Committee considers that it has a complete understanding of the compensation of the named executive officers, including the estimated amounts and types of payments or benefits that would occur in the event of termination of employment or upon a change of control. The Committee also understands the effect of a base pay increase on all types of executive pay and benefits. The Committee will continue to use tally sheets to ensure that future pay increases and changes to incentive targets result in compensation that is reasonable and competitive.
      Compensation of the Chief Executive Officer. As described earlier, the consultant to the Committee reviewed and analyzed the Chief Executive Officer’s compensation as compared to proxy statement data from peer group companies. Mr. McClanahan’s base salary, short term and long term incentive target compensation were the furthest below the market median as compared to the other executive officers. In evaluating Mr. McClanahan’s total compensation, the Compensation Committee considered the financial performance of CenterPoint Energy and Mr. McClanahan’s contributions to the overall success of CenterPoint Energy through his leadership and individual performance. While Mr. McClanahan’s current compensation remains below the 50th percentile of the market, the Committee believes that Mr. McClanahan’s compensation package, in conjunction with anticipated future base pay increases, is sufficient to ensure his continuing focus on creating substantial improvements in shareholder value. During 2005, the Committee set Mr. McClanahan’s base salary at $880,000, which was a 10% increase. His short term incentive target increased from 75% to 85% of his base salary. Mr. McClanahan’s long term incentive target increased from 150% to 200% of base salary. Mr. McClanahan’s short term incentive payout for the 2005 plan year was at 150% of target, which was made at the discretion of the Committee and represented the maximum achievement level.

      As Mr. McClanahan’s base salary reaches market levels, his long term incentive target, when combined with his short term incentive target, is intended to position Mr. McClanahan’s compensation at the 50th percentile in accordance with the Company’s pay philosophy.

John T. Cater, Chairman
Donald R. Campbell
Milton Carroll
Derrill Cody
Thomas F. Madison

Stock Performance Graph
      The following line graph compares the yearly percentage change in the cumulative total shareholder return on the common stock of CenterPoint Energy (and its predecessor) with the cumulative total return of the S&P 500 Electric Utilities Index, the S&P 500 Index and the S&P 500 Utilities Index for the period commencing December 31, 2000 and ending December 31, 2005.
      On September 30, 2002 we distributed to our shareholders our remaining equity interest in Reliant Resources, Inc., to which substantially all of our unregulated businesses had previously been transferred. The performance information shown in the graph for periods prior to that date reflects the effect of our ownership of those subsequently disposed-of businesses. For purposes of the performance graph, the market value of the distributed stock (including a subsequent distribution in 2003 of approximately 19% of the common stock of Texas Genco Holdings, Inc.) was deemed to be reinvested in common stock of CenterPoint Energy as indicated in footnote 1 to the graph.
      The S&P 500 Electric Utilities Index is a subindex of the S&P 500 Utilities Index. In 2005, Standard & Poor’s modified the composition of the Electric Utilities Index and, as a result, CenterPoint Energy is no longer one of the companies in that subindex. Therefore, we believe that the broader S&P 500 Utilities Index, which continues to include our company, is now a more appropriate published industry index of peer companies.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
CENTERPOINT ENERGY, THE S&P 500 ELECTRIC UTILITIES INDEX, THE
S&P 500 INDEX AND THE S&P 500 UTILITIES INDEX
FOR THE FISCAL YEAR ENDED DECEMBER 31(1)(2)

	December 31,

	2000	2001	2002	2003	2004	2005

CenterPoint Energy	$100	$64	$26	$34	$41	$48
S&P 500 Electric Utilities Index	$100	$83	$71	$88	$111	$131
S&P 500 Index	$100	$88	$69	$88	$98	$103
S&P 500 Utilities Index	$100	$70	$49	$61	$76	$89

(1)	Assumes that the value of the investment in the common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested. The distribution of Reliant Resources, Inc. common stock in 2002 was treated as a $1.38 per share cash distribution, and the distribution of Texas Genco Holdings, Inc. common stock in 2003 was treated as a $0.4925 per share cash distribution.

(2)	Historical stock price performance is not necessarily indicative of future price performance.

Report of the Audit Committee
      The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2005, the Audit Committee met ten times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche, LLP, CenterPoint Energy’s independent auditors, prior to public release.
      In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.
      The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
      Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2005, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as CenterPoint Energy’s independent auditors.

Michael E. Shannon, Chairman
Donald R. Campbell
O. Holcombe Crosswell
Janiece Longoria
Robert T. O’Connell

Principal Accounting Firm Fees	Aggregate fees billed to CenterPoint Energy as a consolidated entity during the fiscal years ending December 31, 2005 and 2004 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below. The Audit Committee has considered whether the provision of the non-audit services described below is compatible with maintaining the principal accountant’s independence.

	Year Ended December 31,

	2005	2004

Financial statement audit	$3,260,741	$2,766,805
Audit of internal control over financial reporting	1,934,730	3,373,431

Total audit fees	5,195,471	6,140,236
Audit-related fees(1)	332,450	507,175

Total audit and audit-related fees	5,527,921	6,647,411
Tax fees(2)	—	66,100
All other fees(3)	54,590	47,445

Total fees	$5,582,511	$6,760,956

(1)	For 2005, includes fees for consultations concerning financial accounting and reporting standards, various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters, and separate subsidiary audits. For 2004, includes fees for consultations concerning financial accounting and reporting standards, various agreed-upon-procedure reports, and attest services not required by statute or regulation primarily related to the sale of our interest in Texas Genco Holdings, Inc.
(2)	2004 fees related to tax compliance services.
(3)	For 2005 and 2004, includes licensing fees on tax preparation software.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services	Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to pre-approval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2005 no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

MATTERS TO BE VOTED ON BY SHAREHOLDERS
Ratification of Appointment of Independent Auditors
      The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2006. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.
      Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.
      Your Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.
Reapproval of Material Terms of Performance Goals under Short Term Incentive Plan
      The Company established and maintains the Short Term Incentive Plan (the “STI Plan”) to encourage a high level of corporate performance through the establishment of predetermined corporate, subsidiary or business unit goals. You are being asked to reapprove the material terms of the performance-based goals under the STI Plan so that awards made to certain of our officers will continue to qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code (the “Code”). We are not proposing any amendment to the terms of the STI Plan in connection with this reapproval of the material terms of the performance-based goals under the STI Plan.
      Section 162(m) of the Code limits our ability to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and our four other most highly compensated officers, unless it is qualified performance-based compensation. Pursuant to the requirements of the Section 162(m) regulations, the material terms of the performance goals of the STI Plan are being submitted for reapproval by the shareholders. The performance goals are specifically described under the caption “Performance Goals” below.
      Provided below is a summary of the principal features of the STI Plan. The summary does not purport to be a complete description of all of the plan provisions.
      Plan Administration and Eligibility. The Compensation Committee administers the STI Plan. The Committee may delegate its duties under the plan to the Chief Executive Officer and to other senior officers of the Company. Employees of the Company or any of its subsidiaries who (a) are regular or part-time employees, (b) regularly work at least 20 hours per week, and (c) are employed at least 90 calendar days during the plan year are eligible to participate in the STI Plan.
      Awards. The Committee determines the terms and conditions of awards and designates the recipients. Generally, awards are based on a percentage of actual base salary or gross wages paid to the participant during the plan year, including vacation, holiday and sick time. For any participant covered by a collective bargaining agreement, compensation is calculated in the manner specified in the collective bargaining agreement. All or part of an award may be subject to conditions established by the Committee, which may include continuous service, achievement of specific individual and/or business objectives and other measures of performance.
      Performance Goals. The Committee will establish objective goals within the first 90 days of the performance period or within the first 25% of the performance period, whichever is earlier, and in any event, while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal has been met. A performance goal may be based on one or more business criteria that apply to the individual, one or more of our business units, or the Company as a whole. Performance goals are based on one or more of the following financial or operational factors, as applied to the Company or a business unit, as applicable: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth, total market value, customer satisfaction, and employee safety. Performance goals need not be based on an increased or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses. Performance goals may also be based on performance relative to companies in the S&P 500 Electric Utilities Panel or other designated peer group. The Committee may decrease the amount payable pursuant to a performance award, but in no event may the Committee increase such amount other than as provided in Section 162(m). No participant may be granted performance awards that would result in the payment of more than $3,500,000 per plan year.
      Certification of Goals and Payment of Awards. Before paying any performance award, the Committee must certify in writing that the applicable performance goals were satisfied. Awards are paid in cash as soon as practicable after the close of the plan year. A participant must generally be an employee on the payment date in order to receive payment of an award. However, if prior to the payment date, a participant dies or terminates employment due to (i) being disabled as defined in the Company’s long-term disability plan or (ii) reaching age 55 with five years of service, as soon as practicable following such death or termination, the participant will receive a prorated award payment based on the participant’s eligible earnings. If a participant is an employee on the last day of the plan year but is not an employee on the payment date, then the participant may receive, at the discretion of the Committee, an award payment. Award payments under the STI Plan are considered compensation under our retirement plan, benefit restoration plan, savings plan and savings restoration plan.
      Amendment and Termination of Plan. The STI Plan may be amended, modified, suspended, or terminated by the Board of Directors in order to address any changes in legal requirements or for any other purpose permitted by law, except that no amendment that would adversely affect the rights of any participant under any award previously granted may be made without the consent of the participant, and no amendment may be effective prior to its approval by the shareholders of the Company, if such approval is required by law.
      Named Executive Officers’ Contingent 2006 Awards. Goals have been established under the STI Plan for the named executive officers for the 2006 plan year performance period, but any awards that would be made to the named executive officers are subject to, and contingent upon, our shareholders reapproving the plan’s material terms of the performance-based goals at the meeting. The table below describes the specific performance goals and the target annual incentive (expressed as a percentage of base salary earned in 2006) for our named executive officers for the 2006 plan year. Depending on the level of achievement against the performance goals, actual performance-based payouts may vary from 0% to 150% of target annual incentive amount for Mr. McClanahan, from 0% to 200% of target annual incentive amount for Messrs. Whitlock, Rozzell and Standish and from 0% to 250% of target annual incentive amount for Mr. Kelley.

Target annual incentive as a
percentage of base salary
Name	earned in 2006	Applicable performance goals

David M. McClanahan	85% of base salary	Operating Income

Scott E. Rozzell	50% of base salary	Operating Income

Gary L. Whitlock	50% of base salary	Operating Income

Target annual incentive as a
percentage of base salary
Name	earned in 2006	Applicable performance goals

Byron R. Kelley	50% of base salary	Operating Income;
Achievement of certain financial and operational performance goals for each of the Pipeline and Field Services units:
– Interstate Pipelines
– Pipeline Services
– Field Services

Thomas R. Standish	50% of base salary	Operating Income;
Operating Income from the Regulated Operations Group;
Achievement of certain financial and operational performance goals for each of the regulated units:
– Houston Electric
– Southern Gas Operations
– Minnesota Gas
      Your Board of Directors recommends a vote FOR reapproval of the material terms of the performance goals of the Short Term Incentive Plan.
Reapproval of Material Terms of Performance Goals under Long-Term Incentive Plan
      The Company established and maintains our Long-Term Incentive Plan (the “LTIP”) to recognize and reward outstanding performance and individual contributions, give certain executives and other key employees and personnel an interest in the Company parallel to that of the Company’s shareholders and enable the Company to attract and retain such individuals, by providing incentives in the form of stock awards, cash awards, options, and stock appreciation rights. You are being asked to reapprove the material terms of the performance-based goals under the LTIP so that performance-based awards made to certain of our officers will continue to qualify as performance-based compensation deductible under Section 162(m) of the Code. We are not proposing any amendment to the terms of the LTIP in connection with the reapproval of the material terms of the performance-based goals.
      As discussed in connection with our STI Plan, Section 162(m) of the Code limits our ability to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and our four other most highly compensated officers, unless it is qualified performance-based compensation. Pursuant to the requirements of the Section 162(m) regulations, the material terms of the performance goals of the LTIP are being submitted for reapproval by the shareholders. The performance goals are specifically described under the caption “Performance Goals” below.
      Provided below is a summary of the principal features of the LTIP. The summary does not purport to be a complete description of all the provisions of the LTIP.
      Plan Administration. The Compensation Committee administers the LTIP. The Committee selects the participants and determines the type or types of awards and the number of shares to be granted to each participant under the plan. All or part of an award may be subject to conditions established by the Committee, which may include continuous service with CenterPoint Energy and its subsidiaries and affiliates, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. The Committee has full and final authority to interpret the LTIP and may, from time to time, adopt rules and regulations in order to carry out the terms of the LTIP. The Committee may delegate to the Chief Executive Officer and other senior officers its duties under the LTIP. It may also engage or authorize the engagement of third-party administrators to carry out administrative functions under the plan.
      Shares Subject to the Plan. When established, 15,000,000 shares of common stock were reserved for issuance under the plan, with no more than 7,500,000 shares available for stock awards and no more than 2,000,000 shares available for incentive stock options. As of March 20, 2006, a total of approximately 3,800,000 shares of common stock remain available for issuance under the plan, of which approximately 3,100,000 are available for stock awards. The shares to be issued consist of authorized but unissued shares or shares which have been issued and reacquired as treasury shares. Shares subject to awards that are forfeited, terminated, exchanged for awards that do not involve common stock, expire unexercised, settled in cash in lieu of common stock, or otherwise lapse, again become available for awards. The Committee may make appropriate adjustments in the number of shares under the LTIP to reflect any amendment to the plan, stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event. As of March 20, 2006, the closing price of a share of common stock on the New York Stock Exchange Composite Transactions reporting system (“NYSE”) was $12.20.
      Eligibility. All employees of CenterPoint Energy and all employees of our subsidiaries and affiliates in which we have a 50% or more direct or indirect ownership are eligible to be considered for awards under the plan. Awards may also be granted to independent contractors providing services to us or our subsidiaries or affiliates. The Committee selects the participants for the plan. Any participant may receive more than one award under the plan. As of March 20, 2006, 244 employees were selected to participate in the LTIP and received grants or awards for 2006.
      Types of Awards. Awards under the LTIP may be granted to eligible employees and independent contractors at the discretion of the Committee in the form of stock awards, cash awards, incentive stock options (employees only), nonqualified stock options or stock appreciation rights, as described below. At the discretion of the Compensation Committee, any award under the LTIP may be granted subject to the attainment of specified performance goals (as described below).
      Stock Awards. The Committee may provide for awards to employees in the form of stock awards that consist of restricted or unrestricted grants of common stock or units denominated in common stock. The terms, conditions and limitations applicable to any stock award will be decided by the Committee and embodied in an award agreement. At the discretion of the Committee, any such award agreement may contain provisions providing for special treatment favorable to the award recipient upon a change of control (as described below). Rights to dividends, dividend equivalents or interest credits may be extended to and made part of any stock award at the discretion of the Committee. When a restricted stock award is granted, the Committee must indicate whether the underlying shares of common stock are to be issued at the beginning or the end of the relevant restricted period. If the shares are issued at the beginning of the period, any certificates evidencing those shares must contain legends stating the restrictions applicable to those shares, but the employee will have the rights of a shareholder of CenterPoint Energy (subject to the restrictions). If the shares are to be issued when the restrictions lapse, the grant of those shares will be implemented by a credit to a bookkeeping account and the Committee may award dividend equivalents in connection with the award. If dividend equivalents are awarded, as of each dividend payment date an amount equal to dividends paid on shares of our common stock is credited to each bookkeeping account based upon the number of shares credited to such account on the dividend record date, which will not be paid until the distribution date of the award. Stock awards are distributable at the time or times designated by the Committee; distribution may be contingent upon the completion of a specified period of employment and/or the attainment of specific performance goals. Such awards may be distributed in the form of cash or common stock or a combination thereof in the discretion of the Committee. Employees granted stock awards are not entitled to the rights of a shareholder of CenterPoint Energy prior to the issuance of shares of common stock with respect to the awards. No employee may be granted stock awards covering or relating to more than 500,000 shares of common stock during any calendar year.

      Cash Awards. The LTIP also provides for the granting of cash awards to employees. The terms, conditions and limitations applicable to any cash award will be determined by the Committee and set forth in an award agreement. At the Committee’s discretion, cash awards may be contingent upon the completion of a specified period of employment and/or the attainment of performance goals, and the award agreement may contain provisions providing for special treatment favorable to the award recipient upon a change of control. Furthermore, the Committee may establish rules and procedures for the crediting of interest or other earnings on cash awards. No employee may be granted cash awards under the plan in any calendar year having a value, as determined on the date of grant, in excess of $3,500,000.
      Stock Options and Stock Appreciation Rights. In addition to stock and cash awards, the plan provides for the granting of (1) incentive stock options, (2) nonqualified stock options and (3) stock appreciation rights (“SARs”) to employees. At the Committee’s discretion, such awards may be contingent upon the completion of a specified period of employment and/or the attainment of specific performance goals.
      A stock option is a right to purchase a specified number of shares of common stock at a specified grant price. An SAR is a right to receive a payment, in cash or common stock, equal to the excess of the fair market value of a specified number of shares of common stock over a specified grant price. Under the LTIP, the “fair market value” of a share of our common stock is the average of the high and low sales price per share on the NYSE on the date the value is determined or, if no sales are reported on that day, the immediately preceding day on which a sale occurs. An SAR may be granted to the holder of a stock option with respect to all or a portion of the shares of common stock subject to such option or may be granted separately.
      An option granted to an employee as an incentive stock option is intended to qualify as such under Code Section 422. The aggregate fair market value, determined at the time of the grant, of the shares granted under an incentive stock option that are exercisable for the first time by an individual during any calendar year may not exceed $100,000. Nonqualified stock options are not subject to this limitation. However, under the plan, no employee may be granted stock options or SARs during any calendar year that are exercisable for more than 1,500,000 shares of common stock.
      The number of shares, the exercise price, the terms and conditions of exercise, whether an option is intended to be an incentive stock option or a nonqualified stock option, and other terms of grant will be fixed by the Committee as of the grant date and set forth in an award agreement. At the discretion of the Committee, any such award agreement may contain provisions providing for special treatment favorable to the award recipient upon a change of control. Stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant.
      The exercise price of any stock option must be paid in full at the time the stock option is exercised in cash or, if permitted by the Committee and elected by the participant, by means of tendering common stock or surrendering another award. At the discretion of the Committee, an award that is a stock option or an SAR may be settled by a cash payment to the participant equal to the difference between the fair market value per share of common stock on the date of exercise and the exercise price of the award, multiplied by the number of shares with respect to which the award is exercised.
      Independent Contractor Awards. The Committee, at its discretion, may grant awards under the LTIP to independent contractors in the form of stock awards, cash awards, nonqualified stock options or stock appreciation rights, as described above. Independent contractor awards may not be in the form of incentive stock options. Any such award may be granted by the Committee subject to the completion of a specific period of service and/or the attainment of specified performance goals (as described below).
      Generally Applicable Terms of Awards. As described above, the terms, conditions and limitations applicable to an award will be decided by the Committee and embodied in an award agreement. Any such agreement will specify the intended treatment of the award upon the death, disability, or termination of the participant. An award agreement may also allow for deferral of amounts payable in respect of awards under the LTIP. Any deferred payment may be forfeited if and to the extent the applicable award agreement so provides.

      Except to the extent such discretion would cause a performance award that is intended under Section 162(m) of the Code to cease to qualify as performance-based compensation, the Committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restriction contained in any award granted under the LTIP or waive any restriction or other provision of the LTIP in any manner that is either: (i) not adverse to the employee or independent contractor holding such award; or (ii) consented to by such employee or independent contractor.
      Performance Awards. At the discretion of the Committee, any of the above-described employee or independent contractor awards may be made in the form of a performance award that is subject to the attainment of one or more pre-established, objective performance goals. As noted above, performance awards under the LTIP are intended to qualify as performance-based compensation under Code Section 162(m). The Committee will establish objective goals within the first 90 days of the performance period or within the first 25% of the performance period, whichever is earlier, and in any event, while the outcome is substantially uncertain. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal has been met. A performance goal may be based on one or more business criteria that apply to the individual, one or more of our business units, or the Company as a whole. Performance goals are based on one or more of the following business criteria: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth and total market value. Performance goals may also be based on performance relative to a peer group of companies. The Committee may decrease the amount payable pursuant to a performance award, but in no event may the Committee increase such amount other than as provided in Section 162(m). Before paying any performance award, the Committee must certify in writing that the applicable performance goals were satisfied.
      Assignability of Awards. Except as provided below, no grant or award under the LTIP may be transferred, assigned, pledged, alienated or otherwise transferred, assigned or encumbered, except in the event of death or pursuant to a qualified domestic relations order as defined by the Code or the Employee Retirement Income Security Act. The Committee, in its discretion, may permit the transfer of any grant or award under the LTIP, other than incentive stock options and SARs related thereto, to members of an employee’s or independent contractor’s immediate family, any trust for the benefit of such family members, and/or partnership comprised of family members. An option, to the extent it is vested and exercisable, will become transferable on or after an employee’s termination of employment if (i) the former employee assumes an office or position with a federal, state or local government or agency (whether by employment, appointment or election, and whether legislative, executive, judicial or administrative) and (ii) following a written request to the Committee identifying the office or position and the basis for the requested determination, the Committee determines, in its discretion, that by reason of the former employee’s holding of such office or position, the holding or exercise of the option or acquisition, holding or voting of our common stock due to exercise of the option is, or is likely to, (x) be prohibited or restricted by law, regulation or order, or (y) give rise to or result in an actual or potential conflict of interest, disqualification or similar impediment in or to the exercise of the duties and responsibilities or such office or position. As a condition of any transfer, the employee or independent contractor and the transferee will be required to enter into an agreement with the Committee pursuant to which the employee agrees to satisfy his or her applicable income and employment tax obligations and the transferee agrees to be bound by such terms and conditions as the Committee deems necessary or appropriate.
      Change of Control. A change of control under the LTIP is defined in substantially the same manner as in the executive severance agreements described under “Retirement Plans, Related Benefits and Other Arrangements — Severance Agreements” on page 23.
      Amendment and Termination. The Board of Directors may amend, modify, suspend or terminate the LTIP at any time for the purpose of addressing changes in legal requirements or for other purposes permitted by law. However, no amendment shall (i) be effective prior to its approval by the shareholders to the extent such approval is required by applicable legal or exchange requirements or (ii) adversely affect the rights of a participant with respect to awards granted prior to the date of the amendment.

Plan Benefits and 2006 Awards for Named Executive Officers
      Awards under the LTIP are granted at the discretion of the Committee. Thus, we are not able to determine the amount of awards that may be granted to the named executive officers or to any of the other LTIP participants if the plan amendment is approved by our shareholders. On February 22, 2006, the Committee established performance goals for our named executive officers’ 2006 awards under the LTIP. Depending on the level of achievement against the performance goals, actual performance-based shares may vary from 0% to 150% of the target performance-based shares granted to the named executive officers. With respect to the other 2006 stock awards granted, all or none of the awards may be realized by the named executive officers depending upon whether the performance goals are met. No awards or grants have been made under the LTIP that are contingent on shareholder reapproval of the material terms of the performance goals.

Federal Income Tax Consequences
      The following summary is based upon current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.
      Nonqualified Stock Options. There are no federal income tax consequences to either an employee or independent contractor upon the grant of a nonqualified stock option. Upon exercise, the employee or independent contractor recognizes taxable income in an amount equal to the excess of the then fair market value of our common stock over the exercise price, and we are generally entitled to a deduction equal to the amount included in income by the optionee. Any taxable income recognized in connection with the exercise of a nonqualified option is added to the basis of the stock acquired on the exercise of the option. An employee is subject to withholding for income and employment taxes at the time he or she exercises an option. When shares acquired on the exercise of the option are sold, any difference between the sales price and the employee’s or independent contractor’s basis is treated as long-term or short-term capital gain or loss, depending upon the holding period.
      Incentive Stock Options. There are no federal income tax consequences to an employee upon the grant or exercise of an incentive stock option within the meaning of Section 422 of the Code; however, the exercise of an incentive stock option may subject the employee to the alternative minimum tax under the Code (incentive stock options may not be granted to independent contractors). Upon the subsequent disposition of shares of common stock acquired by exercise of an incentive stock option, the employee will recognize capital gain or loss in an amount equal to the difference between the exercise price and the sales price if the option shares are not disposed of (i) within two years of the date of grant of the option and (ii) one year from the date of exercise of the option. If an employee disposes of the option shares prior to the expiration of either of these holding periods, which is referred to as a “disqualifying disposition,” the employee must recognize taxable income in an amount equal to the difference between the option exercise price and the fair market value of the option shares on the exercise date. We are not entitled to a deduction in connection with the exercise of an incentive stock option unless there is a disqualifying disposition. If there is a disqualifying disposition, we are entitled to a deduction at the same time that the employee realizes taxable income from a disqualifying disposition. Except in the case of death or, in some cases, disability, the employee (or his or her representative in the case of death) has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment (other than upon death or disability) will be treated as a nonqualified stock option.

      Stock Appreciation Rights. The grant of an SAR generally does not result in income to an employee or independent contractor or a deduction for CenterPoint Energy. Upon the exercise of a stock appreciation right, however, an employee or independent contractor will recognize ordinary income and we will be entitled to a deduction in an amount equal to the fair market value of our common stock or cash received by the employee or independent contractor.
      Stock Awards. Federal income tax consequences with respect to stock awards depend on the facts and circumstances of each award and, in particular, the nature of any restrictions imposed with respect to the award. Generally, absent an 83(b) election (as described below), there are no immediate federal income tax consequences to an employee, independent contractor or us upon the grant of a stock award, provided that the stock award is subject to a “substantial risk of forfeiture,” that is, ownership of the stock is conditioned upon the future performance of substantial services by the employee or independent contractor and restrictions on transfer. A taxable event occurs only when the risk of forfeiture or restrictions on transfer cease. When the stock award is no longer subject to a substantial risk of forfeiture or the restrictions on transfer lapse, an employee or independent contractor recognizes ordinary income in an amount equal to the then fair market value of our common stock reduced by the employee’s or independent contractor’s cost for such stock, if any. At the same time, we are entitled to a deduction in an amount equal to the amount the employee or independent contractor is required to recognize as ordinary income, subject to any limitations imposed under Code Section 162(m). Any dividends paid on the stock award are taxable to the employee or independent contractor as ordinary income and deductible by us.
      Pursuant to Code Section 83(b), other than in the case of units, an employee or independent contractor may elect to accelerate the date on which he or she recognizes ordinary income and begins his or her capital gains holding period by filing an election within 30 days after the grant date of the award (an “83(b) election”). The ordinary income recognized on account of an 83(b) election is equal to the fair market value of our common stock on the date of the award. Any ordinary income recognized by an employee on account of an 83(b) election is subject to withholding for income and employment taxes. We are entitled to a corresponding deduction at that time, subject to any limitations imposed under Section 162(m). Any dividends received by an employee or independent contractor after an 83(b) election has been made are taxable to such individual as dividends and not compensation.
      Performance Units. There are generally no federal income tax consequences to either an employee or independent contractor or us upon the grant of performance units or the crediting of dividend equivalents to a bookkeeping account. The employee or independent contractor recognizes taxable income upon the distribution of shares of common stock or cash free of any substantial risk of forfeiture or restriction, and the amount of such income will be equal to the value of the units plus dividend equivalents at such time over the participant’s cost, if any. The same amount is then deductible by us at the time of distribution, subject to the limitations of Code Section 162(m).
      Cash Awards. Upon the receipt of a cash award, an employee or independent contractor recognizes taxable income in an amount equal to the cash received. In the case of an employee, the amount of the award is subject to withholding for income and employment taxes. Unless limited by Code Section 162(m), CenterPoint will be entitled to a tax deduction in the amount and at the time the employee or independent contractor recognizes ordinary income.
      Code Section 409A. Code Section 409A imposes new restrictions on nonqualified deferred compensation. Some awards under the LTIP may be subject to these new rules. Failure to comply with the requirements of Section 409A and the related Treasury Department guidance and regulations may result in the early taxation of deferred compensation and the imposition of a 20% penalty. Section 409A is effective with respect to amounts deferred after December 31, 2004 and amounts deferred prior to 2005 that were not vested as of December 31, 2004. Section 409A may also apply to amounts deferred earlier under arrangements which are materially modified after October 3, 2004. The reapproval of the performance goals does not increase or modify awards granted under the LTIP prior to December 31, 2004. The Treasury Department has provided interim guidance and proposed regulations on the application and meaning of various provisions of Section 409A and certain transition rules under Section 409A. Additional guidance is expected from the Treasury

Department later in 2006. It is intended that awards granted under the LTIP will satisfy the requirements of the Section 409A to avoid the imposition of excise tax thereunder. We anticipate that we may be required to amend the LTIP and potentially outstanding award agreements before December 31, 2006, to make changes necessary to comply with Section 409A.
      Your Board of Directors recommends a vote FOR reapproval of the material terms of the performance goals of the Long-Term Incentive Plan.
Shareholder Proposal
      We have been notified that a shareholder intends to present the following proposal for consideration at the annual meeting. Approval of any shareholder proposal presented at the meeting requires the favorable vote of a majority of the shares of common stock represented at the meeting. Abstentions and broker non-votes have the same effect as a vote against any shareholder proposal submitted. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. The name, address and stock ownership of the proponent are included in the text of the proposal set forth below. The text of the shareholder proposal is as submitted by the proponent, and CenterPoint Energy assumes no responsibility for its content or accuracy.

“‘RESOLVED: That the stockholders of CenterPoint Energy, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.’
REASONS

Beware! Abstentions and broker non-votes will have the same effect as a vote against this proposal since CenterPoint’s required majority of shares represented at the meeting includes abstentions and broker non-votes.

At CenterPoint Energy, Inc. past majority votes have approved this proposal to elect all directors annually.

2004 120,037,851 shares or 58.31% of the Yes/ No vote

2005 121,446,825 shares or 61.5% of the Yes/ No vote

The Council of Institutional Investors ‘Council Policies’ state at:

www.cii.org/policies/boardofdirectors.htm

‘Boards should take actions recommended in shareholder proposals that receive a majority of votes cast for and against. If shareholder approval is required for the action, the board should submit the proposal to a binding vote at the next shareholder meeting.’

‘All directors should be elected annually (no classified boards.)’

www.cii.org/policies/shareownervoting.htm

‘Supermajority votes should not be required.’

It is the strong belief of this proponent, Harold J. Mathis, Jr., P. O. Box 1209, Richmond, Texas 77406, who is the owner of 3200 shares, that classification of the Board of Directors is not in the best interest of CenterPoint Energy, Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance.

Arthur Levitt, former chairman of the SEC has said: ‘In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.’

‘Take on the Street’ by Arthur Levitt

It appears that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders. The majority of all S&P 500 companies now elect their entire board annually.

Mathis proposals on this and similar issues have preceded successful board sponsored recommendations at Freeport-McMoRan, McMoRan Exploration, First Energy, Honeywell, and Baker Hughes, Inc.

Why should CenterPoint Energy, Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?
REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.
PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.”
      Your Board of Directors recommends a vote AGAINST this proposal.
      CenterPoint Energy’s Board has thoroughly considered this proposal and continues to believe that its existing system of electing directors in three classes with staggered three-year terms helps assure that the Company has experienced directors with an understanding of the history of the Company and its operations. This, in turn, provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective. Your Board also believes that experience accumulated and knowledge gained over time makes directors more effective in fulfilling their responsibilities, and that a three-year term helps the Company attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that service as a director entails. Your Board believes that directors elected for three-year terms approach their responsibilities with at least as much focus and accountability as would be the case if they were elected annually. Your Board also believes that a nominee’s agreeing to serve a three-year term demonstrates the nominee’s commitment to serving on your Board over the long term.
      Your Board believes that retaining a classified structure protects shareholder interests and preserves or enhances shareholder value. In case of an unsolicited proposal to take over the Company, a classified board prevents the unilateral removal of directors by an acquirer at a single annual meeting and thereby affords time to negotiate or consider and develop other appropriate responses your Board believes are in the best interests of the shareholders and the Company. A classified board can also increase a board’s negotiating leverage when dealing with a potential acquirer, and thus can further shareholder interests in a potential change of control transaction. A classified board structure also provides a deterrent to coercive two-tier takeover proposals that could result in the unequal treatment of the Company’s shareholders, such as a tender offer at one price followed by a merger in which shares not purchased in the tender offer are required to be surrendered for less value. Although the percentage of companies with classified boards has declined in recent years, approximately half of the S&P 500 companies currently have classified Boards.
      In connection with a similar proposal presented by this proponent at the 2005 annual meeting, your Board stated its intention, if the proposal received the support of a majority of shares represented in person or by proxy at the 2005 annual meeting, and subject to the proper exercise of its fiduciary duties, to introduce a binding proposal at the 2006 annual meeting to amend the Company’s Restated Articles of Incorporation to eliminate the classified board structure. The voting threshold that was specified by your Board is the vote required by the Company’s Bylaws to approve a proposal of this nature. At the 2005 annual meeting the number of votes cast in favor of the proposal was greater than the number cast against, but was less than the required majority of the shares represented at the annual meeting as a result of broker non-votes and abstentions. In addition, the 2005 vote was substantially less than the 66 2/3% of the outstanding shares of the Company’s common stock that would be required for approval of a binding proposal to amend the Restated Articles of Incorporation to eliminate the classified board structure.
      In connection with its evaluation of the proposal included above for submission at the 2006 annual meeting, the Governance Committee of your Board and the entire Board have considered the level of shareholder support for the prior proposals for declassification. The Governance Committee and the entire Board continue to believe that retention of a classified board structure remains in the best interests of the shareholders and the Company. Accordingly, your Board recommends a vote AGAINST this proposal. However, in light of the level of support the prior proposals received in 2004 and 2005, your Board has concluded that it will once again evaluate its position after the 2006 annual meeting, taking into account the level of shareholder support the proposal receives at the 2006 annual meeting. If the current proposal receives the support of a majority of the shares represented at the 2006 annual meeting, your Board intends, subject to the proper exercise of its fiduciary duties, to introduce a binding proposal at the Company’s 2007 annual meeting of shareholders to amend the Company’s Restated Articles of Incorporation in order to eliminate your Board’s classified structure.
      An amendment to the Company’s Restated Articles of Incorporation to eliminate the classified board would require the affirmative vote of holders of at least 66 2/3 % of the voting power of all outstanding shares of capital stock of the Company generally entitled to vote in the election of directors, voting together as a single class. The effect of such an amendment, if adopted in 2007, would be that beginning at the 2008 annual meeting, persons elected as directors to fill positions whose terms expire at or after the 2008 annual meeting would be elected for one-year terms.

General Information	We began mailing this proxy statement and the accompanying proxy card to shareholders on April 20, 2006. The proxy statement and proxy card are being furnished at the direction of your Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., who will help us solicit proxies for $9,500, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers, and employees may solicit proxies by telephone and personal contact.

Your Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Shareholder Proposals for 2007 Annual Meeting	Any shareholder who intends to present a proposal at the 2007 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s 2007 proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by December 21, 2006.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2007 annual meeting, the required notice must be received by our Corporate Secretary between November 26, 2006 and February 24, 2007. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at our address shown above.

Director Nominations for 2007 Annual Meeting	Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between November 26, 2006 and February 24, 2007. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders by writing Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. We believe that during the fiscal year ended December 31, 2005, our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials	In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Automatic Data Processing, Inc., either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of ADP’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders	The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2005, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	David M. McClanahan
Chairman of the Board	President and Chief Executive Officer
April 20, 2006

ADMISSION TICKET
CENTERPOINT ENERGY, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 25, 2006
9:00 a.m. Central Time
Auditorium
1111 Louisiana Street
Houston, Texas 77002
This admission ticket admits only the named stockholder.
Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

CENTERPOINT ENERGY, INC.
2006 Annual Meeting of Shareholders
Proxy - Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Scott E. Rozzell, Executive Vice President, General Counsel and Corporate Secretary and Richard B. Dauphin, Assistant Corporate Secretary, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 25, 2006, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class I directors are Derrill Cody, David M. McClanahan and Robert T. O’Connell. The term of Class I directors will expire in 2009. Your Board of Directors recommends a vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2006, FOR reapproval of the material terms of the performance goals under our Short Term Incentive Plan, FOR reapproval of the material terms of the performance goals under our Long-Term Incentive Plan, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET — www.proxyvote.com
CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors

1.	Election of nominees for Class I directors. The nominees for director are	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.
01) Derill Cody
02) David M. McClanahan
	03) Robert T. O’Connell	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Vote On Proposals

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2006.	☐	☐	☐	5.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

3.	Reapprove the material terms of the performance goals under our Short Term Incentive Plan.	☐	☐	☐	6.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

4.	Reapprove the material terms of the performance goals under our Long-Term Incentive Plan.	☐	☐	☐

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend the Annual Meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the Reliant Energy, Inc. Savings Plan, Reliant Energy, Inc. Union Savings Plan and STP Nuclear Operating Company Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 22, 2006 Vanguard Fiduciary Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the plan.

CENTERPOINT ENERGY, INC.
2006 Annual Meeting of Shareholders
Voting Directions to Trustee - Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints the Trustee with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 25, 2006, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class I directors are Derrill Cody, David M. McClanahan and Robert T. O’Connell. The term of Class I directors will expire in 2009. Your Board of Directors recommends a vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2006, FOR reapproval of the material terms of the performance goals under our Short Term Incentive Plan, FOR reapproval of the material terms of the performance goals under our Long-Term Incentive Plan, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET — www.proxyvote.com
CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP3	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on the Directors

1.	Election of nominees for Class I directors. The nominees for director are	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.
01) Derrill Cody
02) David M. McClanahan
	03) Robert T. O’Connell	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Vote On Proposals

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2006.	☐	☐	☐	5.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

3.	Reapprove the material terms of the performance goals under our Short Term Incentive Plan.	☐	☐	☐	6.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

4.	Reapprove the material terms of the performance goals under our Long-Term Incentive Plan.	☐	☐	☐

NOTE: Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend the Annual Meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to The Northern Trust Company, Trustee of the Texas Genco LP Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 22, 2006 The Northern Trust Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the plan.

CENTERPOINT ENERGY, INC.
2006 Annual Meeting of Shareholders
Voting Directions to Trustee - Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints the Trustee with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 25, 2006, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class I directors are Derrill Cody, David M. McClanahan and Robert T. O’Connell. The term of Class I directors will expire in 2009. Your Board of Directors recommends a vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2006, FOR reapproval of the material terms of the performance goals under our Short Term Incentive Plan, FOR reapproval of the material terms of the performance goals under our Long-Term Incentive Plan, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET — www.proxyvote.com
CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CNTRP5	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on the Directors

1.	Election of nominees for Class I directors. The nominees for director are	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.
01) Derill Cody
02) David M. McClanahan
	03) Robert T. O’Connell	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Vote On Proposals

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2006.	☐	☐	☐	5.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

3.	Reapprove the material terms of the performance goals under our Short Term Incentive Plan.	☐	☐	☐	6.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

4.	Reapprove the material terms of the performance goals under our Long-Term Incentive Plan.	☐	☐	☐

NOTE: Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend the Annual Meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to The Northern Trust Company, Trustee of the CenterPoint Energy, Inc., Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 22, 2006 The Northern Trust Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the plan.

CENTERPOINT ENERGY, INC.
2006 Annual Meeting of Shareholders
Voting Directions to Trustee - Common Stock
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints the Trustee with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of CenterPoint Energy, Inc. to be held on Thursday, May 25, 2006, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.
If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.
The nominees for Class I directors are Derrill Cody, David M. McClanahan and Robert T. O'Connell. The term of Class I directors will expire in 2009. Your Board of Directors recommends a vote FOR the nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2006, FOR reapproval of the material terms of the performance goals under our Short Term Incentive Plan, FOR reapproval of the material terms of the performance goals under our Long-Term Incentive Plan, and AGAINST the shareholder proposal requesting that the Board take steps to provide for the annual election of all directors and the elimination of director classes with staggered terms.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET — www.proxyvote.com
CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 22, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CenterPoint Energy, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 22, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CenterPoint Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CNTRP7	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.

Vote on Directors

1.	Election of nominees for Class I directors. The nominees for director are	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ number(s) on the line below.
01) Derrill Cody
02) David M. McClanahan
	03) Robert T. O’Connell	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Vote On Proposals

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2006.	☐	☐	☐	5.	Shareholder proposal relating to electing all directors annually and eliminating director classes with staggered terms.	☐	☐	☐

3.	Reapprove the material terms of the performance goals under our Short Term Incentive Plan.	☐	☐	☐	6.	Withhold granting of authority to vote on all other matters that may properly come before the annual meeting.	☐	☐	☐

4.	Reapprove the material terms of the performance goals under our Long-Term Incentive Plan.	☐	☐	☐

NOTE: Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

For comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend the Annual Meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date